Exhibit 10.12

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (the “Agreement”) is made and entered into as of June 19, 2018 by and among HIGH PARK / V-WARS PRODUCTIONS INC. (“Borrower”) with an office at 693 Queen Street East, Toronto, Ontario, M4M 1G6, and BANK LEUMI USA (the “Bank”) with an office at 555 West 5th Street, Suite 3300, Los Angeles, CA, 90013, Attention: David Henry, Email: david.henry@leumiusa.com. This Agreement is entered into with reference to the following facts:

A. The Borrower is producing the first season of the television series presently entitled “V- Wars” (the “Property”).

B. The financing plan and sources of financing for the Property are set out in Exhibit 5, attached hereto.

C. Borrower has requested that the Bank lend and advance funds to Borrower certain amounts on the terms set forth more fully herein for the purpose of completing and delivering the Property;

D. The Bank is willing to make the Commitment Amount available as a loan to Borrower (the “Loan”) upon the terms and conditions set forth herein and in consideration of the Borrower’s agreements, representations and warranties contained herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. DEFINITIONS.

Capitalized terms used in this Agreement or in the Notes, certificate, report or other document made or delivered pursuant to this Agreement shall have the meanings set out in Exhibit “1” attached hereto.

2. AGREEMENT TO LEND.

2.1. Commitment. Subject to the terms and conditions contained herein, the Bank hereby agrees to make advances (“Advances” or individually an “Advance”) of funds to Borrower under the Loan under a reducing, non-revolving loan facility repayable on demand, in the aggregate amount of: (a) USD$14,962,908 in the lawful currency of the United States including the Loan Fees (as defined below) (“Facility A”); (b) CDN$11,152,952 in lawful money of Canada including the Loan Fees (as defined below) (“Facility B”), subject to the Holdback, if applicable, on the terms and subject to the conditions set out herein for the purpose of paying the expenses of producing the Property in an amount not to exceed at any time exceed the following limitations: (a) the aggregate of all Advances under Facility A shall not exceed the Facility A Current Availability Amount and (b) the aggregate of all Advances under Facility B shall not exceed the Facility B Current Availability Amount; provided, however, no Advances will be made if a Default or Event of Default exists. If the sum of the outstanding Loans exceeds at any time either the Facility A Current Availability Amount or the Facility B Current Availability Amount, the Bank may refuse to make or otherwise restrict the making of Advances on such terms as the Bank may determine until such excess has been eliminated. All Advances made hereunder to Borrower shall be in accordance with the Approved Cash Flow Schedule. Any changes to the Approved Cash Flow Schedule must be approved by the Bank.

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2.2. Loan Fees. As consideration for the Bank’s entering into this Agreement and its commitment to make the Loan, Borrower shall pay to the Bank a loan fees in the following amounts:(i) USD$70,000 in respect of Facility A which shall be payable upon the first advance under Facility A, and (ii) CDN$56,600 in respect of Facility B which shall be payable upon the first advance under Facility B; (collectively, the “Loan Fee”). The Bank’s obligation to make any Advances with respect to the Property is expressly conditioned upon and subject to payment of the Loan Fee.

2.3. Initial Disbursements; Reserves. For the benefit of and on behalf of Borrower, the Bank shall pay the following amounts, concurrently with execution of this Agreement and from the proceeds of the initial Advance under the Loan with respect to the Property: (i) to the Bank, the Loan Fee; and (ii) to Dentons Canada LLP, counsel to the Bank, its fees estimated at CDN$25,000 for Attorney Costs.

2.4. Event of Default. The Bank shall have no obligation to make any Advances under the Loan at any time after the occurrence of an Event of Default, unless such Event of Default has been cured within the applicable time period permitted hereunder (if any).

2.5. Request for Advances. Borrower shall provide written notice to the Bank at least one (1) Business Day prior to the date Borrower requires any Advance under the Loan. Such notice shall specify the proposed date of borrowing and the amount thereof. Whenever the Borrower desires an Advance, the Borrower shall deliver to the Bank a Borrowing Certificate, signed by the Borrower. Borrower acknowledges and agrees that the Bank shall be under absolutely no duty or obligation to make any Advances hereunder until all of the conditions precedent set forth in paragraph 6, below, have been satisfied.

2.6. Notes.

2.6.1. Execution and Delivery. Prior to the Bank’s making the first Advance under the Loan, and as a condition thereof, Borrower shall execute in the Bank’s favour and deliver to the Bank promissory notes (the “Notes”), in the forms attached hereto as Exhibit “2a” and “2b”, respectively, and acceptable to the Bank, in the principal amount ofUSD$14,962,908 and CDN$11,152,952.

2.6.2. Balance of Notes. The amount and date of all Advances under the Loan, and all amounts paid or repaid on the Notes, shall be indicated in Bank’s books so that the principal balance owing from Borrower to Bank on the Notes and the repayment of interest will be reflected therein; and the parties hereto agree that said balance and each entry shall be presumptive evidence that such balance exists, and that such payments were made, in the amounts written.

2.6.3. Payment In Full. The Notes shall be marked “cancelled” and returned to Borrower when Borrower has indefeasibly paid the Indebtedness in full.

2.6.4. Maturity Date. Principal and interest on the Notes shall be immediately due and payable on the earlier of (i) January 31, 2021 with respect to Facility A and Facility B; (ii) the date amounts outstanding under this Agreement and the Notes become immediately due and payable pursuant to paragraph 10.2 below (the “Maturity Date”).

2.7. Conversion or Continuation.

2.7.1. The Borrower may, upon irrevocable written notice to the Bank in accordance with Subsection 2.7.1 elect, as of any Business Day, to convert all or any part of the US Prime Rate Loans, in either case in a minimum amount of $250,000 and in integral multiples of $100,000 in excess thereof, into LIBOR Loans; or (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day or any part thereof, in either case in the minimum amount and in integral multiples as specified above: provided, however, that if at any time the aggregate amount of LIBOR Loans in respect of any LIBOR Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $250,000 such LIBOR Loan shall at the Bank’s election conve1t into US Prime Rate Loans, and on and after such date the right of the Borrower to convert such Loans into LIBOR Loans shall terminate.

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2.7.2. Whenever the Borrower elects to convert or continue US Prime Rate Loans or LIBOR Loans under this Section 2.7, the Borrower shall deliver to the Bank a Notice of Conversion/Continuation, signed by an authorized officer or signatory of the Borrower (i) no later than 11:00 a.m. (Pacific Time) one (1) Business Day in advance of the requested conversion date, in the case of a conversion into US Prime Rate Loans, and (ii) no later than 11:00 a.m. (Pacific Time) three (3) Business Days in advance of the requested conversion or continuation date, in the case of a conversion into, or continuation of, LIBOR Loans. The Notice of Conversion/Continuation shall specify (1) the conversion or continuation date (which shall be a Business Day), (2) the amount and type of the Loans to be converted or continued, (3) the nature of the requested conversion or continuation, and (4) in the case of a conversion into, or continuation of, LIBOR Loans, the requested Interest Period. If the Borrower fails to provide a Notice of Conversion/Continuation for any LIBOR Loans as provided above, such LIBOR Loans shall convert to US Prime Rate Loans on the last day of the Interest Period therefor.

2.7.3. Any Notice of Conversion/Continuation made pursuant to this Section 2.7 shall be irrevocable and the Borrower shall be bound to continue or convert the Loan specified therein in accordance therewith.

2.8. Special Provisions Governing LIBOR Loans. Notwithstanding any other prov1s10ns of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans.

2.8.1. If the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asse1is that it is unlawful, for the Bank to perform its obligations hereunder to make LIBOR Loans or to fund or maintain LIBOR Loans hereunder, (i) the obligation of the Bank to make, or to convert US Prime Rate Loans into or to continue US Prime Rate Loans as, LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances causing such suspension no longer exist, and (ii) the Borrower shall on the termination of the Interest Period then applicable thereto, or on such earlier date required by law, prepay in full all LIBOR Loans then outstanding together with accrued interest thereon, or convert all such LIBOR Loans into US Prime Rate Loans in accordance with Section 2.7 and pay to the Bank all other amounts payable by the Borrower hereunder (including, without limitation, any amount payable in connection with a prepayment pursuant to Subsection 2.8.2). The Bank shall promptly notify the Borrower if the terms of this Subsection 2.8.1 become applicable.

2.8.2. After the occurrence of and during the continuance of any Event of Default, unless otherwise permitted by the Bank in its sole discretion, the Borrower may not borrow any portion of the Loan as LIBOR Loans or elect to have any portion of the Loan continued as, or converted to, LIBOR Loans after the expiration of any Interest Period then in effect for such LIBOR Loans.

2.8.3. If for any reason (including voluntary or mandatory prepayment or acceleration), the Bank receives all or part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period for such Loan, the Borrower shall promptly notify the Bank and, on demand by the Bank, pay the Bank the amount (if any) by which (i) the additional interest at LIBOR which would have been payable on the principal amount so received had it not been received until the last day of such Interest Period exceeds the interest which would have been recoverable by the Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by the Bank in its reasonable discretion or (ii) the excess, if any, of the greater of the Bank’s cost of funds rate or the LIBOR, over the reinvestment rate for those funds then available to the Bank, for a period starting on the date on which such payment was so received and ending on the last day of such Interest Period. The Bank’s determination as to such amount shall, absent manifest error, constitute rebuttably presumptive proof thereof.

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2.8.4. The Borrower shall pay to the Bank, upon demand, such amounts as the Bank may determine to be necessary to compensate it for any costs incurred or a reduction in amounts receivable by the Bank that the Bank determines are attributable to its making or maintaining any LIBOR Loans, in each case resulting from any Regulatory Change that: changes the basis of taxation of any amounts payable to the Bank in respect of any LIBOR Loans (other than changes which affect taxes measured by or imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office); or imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Bank; or imposes any other condition affecting the LIBOR Loans (or any of such extensions of credit or liabilities) (to the extent not taken into account in Reserve Requirements pursuant to the second sentence of the definition thereof). The Bank shall notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Bank shall furnish the Borrower with a statement setting forth the basis and amount of each request by the Bank for compensation under this Subsection 2.8.4. Determinations and allocations by the Bank for purposes of this Subsection 2.8.4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make any portion of the Loan or of making or maintaining any portion of the Loan or on amounts receivable by it in respect of any portion of the Loan, and of the additional amounts required to compensate the Bank in respect of any additional costs shall, absent manifest error, constitute rebuttably presumptive proof thereof.

2.8.5. If the Bank determines that the adoption or implementation of any Capital Adequacy Regulation, or compliance by the Bank (or its applicable lending office) with any Capital Adequacy Regulation has or would have the effect of reducing the rate of return on capital of the Bank or any person or entity controlling the Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, upon demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank shall furnish the Borrower with a statement setting forth the basis and amount of each request by the Bank for compensation under this Subsection 2.8.5. A statement of the Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall, absent manifest error, constitute rebuttably presumptive proof thereof.

2.8.6. The Borrower shall pay to the Bank, upon the request of the Bank, an amount sufficient (determined in the sole good faith opinion of the Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by the Borrower to borrow a LIBOR Loan on the date for such borrowing specified in the relevant Borrowing Certificate, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Bank shall have funded or committed to fund such Loan.

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2.8.7. If at any time the Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Loans for periods equal to the corresponding Interest Periods are not available to the Bank in the offshore currency interbank markets, or (ii) the LIBOR does not accurately reflect the cost to the Bank of lending the LIBOR Loan, then the Bank shall promptly give notice thereof to the Borrower, and upon the giving of such notice the Bank’s obligation to make the LIBOR Loans shall terminate, unless the Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Loans.

3. INTEREST RATES.

3.1. Interest Rates.

3.1.1. All outstanding Indebtedness shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Canadian Prime Rate, the US Prime Rate or the LIBOR and clauses “(i)”, “(ii)” or “(iii)“of this section, as applicable, but not to exceed the Maximum Legal Rate described in Section 3.2. Any portion of the Loan may be converted into, or continued as, US Prime Rate Loans or LIBOR Loans in the manner provided in Section 2.8. If at any time any portion of the Loan is outstanding with respect to which notice has not been delivered to the Bank in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Loans shall be US Prime Rate Loans and shall bear interest at a rate determined by reference to the US Prime Rate until notice to the contrary has been given to the Bank and such notice has become effective. Except as otherwise provided herein, the outstanding Indebtedness shall bear interest as follows: (i) for all Canadian Prime Rate Loans, at a fluctuating per annum rate equal to the Canadian Prime Rate plus the Canadian Prime Rate Margin provided, however at no time shall the annual rate of interest on Canadian Prime Rate Loans be less than four point two percent (4.20%); (ii) for all US Prime Rate Loans, at a fluctuating per annum rate equal to the US Prime Rate plus the US Prime Rate Margin; and (iii) for all LIBOR Loans, at a per annum rate equal to the LIBOR Margin plus the LIBOR determined for the applicable Interest Period.

3.1.2. Each change in the Canadian Prime Rate or the US Prime Rate shall be reflected in the interest rate applicable to such Prime Rate Loans as of the effective date of each such change. The Canadian Prime Rate shall be calculated daily (based upon a three hundred and sixty-five (365) or three hundred and sixty-six (366) day year end and actual days lapsed) on the basis of the then current calendar year. The US Prime Rate shall be computed on the basis of a year of 360 days and actual days elapsed on the basis of the then current calendar year for the actual number of days lapsed. Except as otherwise provided herein, all interest shall be payable in arrears on each Interest Payment Due Date hereafter.

3.2. Maximum Rate. No provision of this Agreement or the Note shall be deemed to establish or require the payment of interest of a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). If the interest required to be paid under this Agreement or the Note exceeds the Maximum Legal Rate, the interest required to be paid hereunder or under the Note shall be automatically reduced to the Maximum Legal Rate. If any interest paid exceeds the then applicable interest rate, the excess of such interest over the maximum amount of interest permitted to be charged shall automatically be deemed to reduce the accrued and unpaid fees and expenses due to the Bank under this Agreement, if any; then to reduce the accrued and unpaid interest, if any; and then to reduce principal of the Loan; the balance of any excess interest remaining after the application of the foregoing, if any, shall be refunded to the Borrower.

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3.3. Default Interest. If any Indebtedness is not paid when due (whether by acceleration or otherwise), then all of the Indebtedness shall, without any notice, election or any other action by the Bank, bear interest at the Default Rate applicable thereto until so paid, and if any other Event of Default occurs, then at the election of the Bank, while any such Event of Default is continuing, all Indebtedness shall bear interest at the Default Rate applicable thereto.

3.4. Interest and Cost Reserve. Notwithstanding anything to the contrary contained herein, the Bank shall not be obligated to advance under the Loan, and will hold back as a reserve against the Commitment Amount, the sum of CDN$864,474 and USD$1,097,910 (the “Interest and Cost Reserve”) for the payment of the Loan Fee, Attorney Costs, accrued interest and other Indebtedness hereunder.

4. PAYMENT OF INDEBTEDNESS.

4.1. Voluntary Prepayments. Borrower shall have the right to prepay the principal of the Notes in whole or in part without premium or penalty, provided that, at the time of any such prepayment, the accrued interest on the Loan is paid in full.

4.2. Mandatory Repayments. The Indebtedness shall be repaid as follows:

4.2.1. Borrower shall immediately repay all Advances outstanding under the Loan to the extent that the sum of the aggregate amounts outstanding under the Loan at any time exceeds the Commitment Amount.

4.2.2. The Borrower shall prepay the Obligations by the following amounts, as and when received by or are payable to the Borrower: (a) all Collateral Proceeds; (b) on the date that all expenditures for the production of the Property and Delivery have been paid, in an amount equal to any balances remaining in the Production Bank Account or in any account for the Property; (c) any insurance proceeds to the extent relating to the Property; (d) all payments, proceeds, and other consideration received by the Borrower on account of any Canadian Tax Credit Rights; and (e) as otherwise provided hereunder.

4.2.3. Borrower shall direct in writing all parties obligated to make payments to Borrower with respect to exploitation of the Property to pay such amounts directly to:

(i)	If by wire and in Canadian Currency:

Bank of Montreal

Montreal, Canada

Swift Code:

Account with Bank of Montreal:

Bank Leumi USA New York

Account Number:

Swift Code:

For further Credit to:

High Park / V-Wars Productions Inc.

Bank Leumi USA as Collection Agent

Account Number:

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(ii)	If by wire and in US Currency:

Bank Leumi USA

555 West 5th Street

Suite 3300

Los Angeles, CA

90013

ABA Number

Swift (International Wires):

Account Name:	High Park/ V-Wars Productions Inc.
Account Number:
Routing Number:
SWIFT Code:
Bank Address:	555 W. 5th Street Suite 3300, Los Angeles, CA 90013

iii)	If by check:

Bank Leumi USA

555 West 5th Street

Suite 3300

Los Angeles, CA

90013

Attention: David Henry

(the foregoing accounts are, collectively, the “Collection Account”)

4.2.4. If any Person pays any such sums to Borrower or any other Person, Borrower or such other Person, as applicable, shall receive such sums as the Bank’s trustee and, promptly upon receipt thereof, shall remit such sums (or cause such sums to be remitted) to the Bank as set forth above.

4.2.5. The Indebtedness shall be repaid in full on or before the Maturity Date.

4.3. Application of Payments. Until Borrower has repaid the Indebtedness in full in accordance with the terms and conditions hereof, all amounts paid to the Bank by Borrower (including, without limitation, all amounts paid to the Bank pursuant to paragraph 4.2, above) or any other Person on Borrower’s behalf, shall be applied by the Bank to reduce the Indebtedness in the following priority: first, to amounts payable to the Bank in reimbursement of its costs and expenses pursuant to paragraphs Error! Reference source not found., 9.8 and 9.14 hereof, to the extent the same are not duly and timely paid to the Bank as required by paragraphs Error! Reference source not found., 9.8 and 9.14 hereof; second, to pay all interest payable hereunder; third, to repayment of the principal amount of the Notes; and last, to repayment of any other Indebtedness. For greater certainty, the Borrower acknowledges that Facility A and Facility B shall be fully cross-collateralized. Upon repayment in full of the Indebtedness, the Bank shall remit all amounts in excess of the Indebtedness received by the Bank with respect to the Property to Borrower or to such other Person as Borrower may designate in writing.

4.4. Making of Payments: Offset.

4.4.1. Making of Payments. All payments of principal or interest on the Notes, shall be made in immediately available funds by Borrower to the Bank. All such payments shall be made to the Bank at its office in Los Angeles, California, not later than 1:00 p.m., on the date due, as provided above; and funds received after that hour shall be deemed to have been received by the Bank on its next following Business Day.

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4.4.2. Offset. In addition to and not in limitation of all rights of offset that the Bank may have under applicable law, the Bank shall, upon the occurrence of any Event of Default, have the right to appropriate and apply to the payment of principal and accrued interest (if any) on the Notes and any amounts due the Bank hereunder any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with the Bank.

5. SECURITY INTEREST AND COLLATERAL

5.1. The Bank’s Security Interest. As security for the due and punctual payment and performance of the Indebtedness relating to the Property, Borrower hereby pledges, hypothecates, assigns, transfers, conveys, delivers and sets over unto Bank as security, and hereby grants to Bank a continuing first priority purchase money security interest in, all of Borrower’s right, title and interest of every kind and nature, if any, in and to the following, and all other personal property of Borrower, whether now owned or hereafter acquired or created, including all products and proceeds thereof, including insurance proceeds (collectively, the “Collateral”) (to the extent any materials or rights in and to the Property or any other item of Collateral are not yet in existence or not yet acquired, such materials and rights are hereby assigned and conveyed to the Bank by way of present assignment of future rights):

5.1.1. All rights of Borrower of every kind and nature in and to the Property and all collateral, allied, ancillary, subsidiary and merchandising rights therein, and all properties and things of value pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced (as used in this Paragraph 5, the term the “Property” shall mean and include the Property, all of the aforesaid rights and the rights and property set forth in subparagraphs O through 5.1.16 below) including, without limitation:

All rights of Borrower of every kind and nature (including, without limitation, copyrights) in and to the Approved Screenplays.

5.1.2. All rights of every kind and nature, if any (including, without limitation, any copyrights), in and to the literary, musical, dramatic or other material of any kind or nature upon which, in whole or in part, the Property is or may be based, or from which it is or may be adapted or inspired, or which may be or has been used or included in the Property including, without limitation, all scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof (collectively, the “Literary Property”);

5.1.3. All rights of Borrower of every kind and nature in and to all physical properties of every kind or nature of or relating to the Property and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the Property, and all versions thereof or any part thereof, including, without limitation, the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, duplicate negatives, intemegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of preprint elements which may be necessary or useful to produce prints or other copies or additional pre print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to the Property in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (collectively, the “Physical Properties”);

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5.1.4. All rights of Borrower of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with the Property including, without limitation, all copyrights therein and all rights to perform, copy, record, rerecord, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, soundtrack recording, and music publishing rights;

5.1.5. All collateral, allied, ancillary, subsidiary, publishing and merchandising rights of Borrower of every kind and nature, without limitation, derived from, appurtenant to or related to the Property or the Literary Property, including, without limitation, all production, exploitation, reissue, remake, sequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by the Property, the Literary Property or any part thereof; all rights of Borrower to use, exploit and license others to use or exploit any and all novelization, publishing, commercial tie-ups and merchandising rights of every kind and nature, including, without limitation, all novelization, publishing, merchandising rights and commercial tie-ups arising out of or connected with or inspired by the Property or the Literary Property, the title or titles of the Property, the characters appearing in the Property or said Literary Property and/or the names or characteristics of said characters, and including further, without limitation, any and all commercial exploitation in connection with or related to the Property, all remakes or sequels thereof and/or said Literary Property;

5.1.6. All rights of Borrower of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of the Property, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

5.1.7. All insurance and insurance policies heretofore or hereafter placed upon the Property or the insurable properties thereof and/or any person or persons engaged in the development, production, completion, delivery or exploitation of the Property and the proceeds thereof;

5.1.8. All copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained upon the Property or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register claims under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) after prior notice, to sue in the name of Borrower and/or in the name of Bank for past, present and future infringements of copyright;

5.1.9. All rights to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the Property, the Literary Property and any and all rights therein (including, without limitation, the rights referred to in subparagraph 5.1.5 above) in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including, without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theatres, nontheatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

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5.1.10. All rights of Borrower of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Property, or any rights in the Property, including, without limitation, pursuant to agreements between Borrower and any Borrower controlling, controlled by, or under common control with Borrower (each, a “Subsidiary”) which relate to the ownership, production or financing of the Property;

5.1.11. All contract rights and general intangibles which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Property or any rights in the Property including, without limitation, all such rights pursuant to agreements between Borrower and any Subsidiary which relate to the ownership, production or financing of the Property;

5.1.12. All rent, revenues, income, compensation, products, increases, proceeds and profits or other property obtained or to be obtained by Borrower from the production, release, sale, distribution, subdistribution, lease, sublease, marketing, licensing, sublicensing, exhibition, broadcast, transmission, reproduction, publication, ownership, exploitation or other uses or disposition of the Property and the Literary Property (or any rights therein or part thereof), in any and all media, including, without limitation, the properties thereof and of any collateral, allied, ancillary, merchandising and subsidiary rights therein and thereto, and amounts recovered as damages by reason of unfair competition, the infringement of copyright, breach of any contract or infringement of any rights, or derived therefrom in any manner whatever;

5.1.13. Any and all accounts, accounts receivable, general intangibles, contract rights, chattel paper, documents, instruments and goods, including inventory (as those terms are defined in the PPSA), not elsewhere included in this definition, which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of the Property;

5.1.14. Any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to the Property and any element thereof and the equipment containing such books and records;

5.1.15. All accounts receivable, all contract rights, all general intangibles (as such terms are defined in the PPSA) in connection with or relating to the Property including, without limitation, all accounts receivable, all contract rights and general intangibles constituting rights to receive the payment of money, or other valuable consideration, all receivables and all other rights to receive the payment of money including, without limitation, under present or future contracts or agreements (whether or not earned by performance), from the sale, distribution, exhibition, disposition, leasing, subleasing, licensing, sublicensing and other exploitation of the Property or the Literary Property or any part thereof or any rights therein or related thereto in any medium, whether now known or hereafter developed, by any means, method, process or device in any market including, without limitation, all of Borrower’s right, title and interest in, to and under the Distribution Agreements, and any other existing or future agreements for the distribution or other exploitation of the Property, as the same may presently exist or hereafter from time to time come into existence, be amended, renewed, modified, supplemented, extended or replaced, including Borrower’s rights to receive payments thereunder, and all other rights to receive film rentals, license fees, distribution fees, producer’s shares, royalties and other amounts of every description including, without limitation, from (a) theatrical exhibitors, nontheatrical exhibitors, television networks and stations and airlines, cable television systems, pay television operators, whether on a subscription, per program charge basis or otherwise, and other exhibitors, (b) Distributors, subdistributors, lessees, sublessees, licensees and sublicensees (including any Subsidiary) and (c) any other Person or entity that distributes, exhibits or exploits the Property or the Literary Property or elements or components of the Property or the Literary Property or rights relating thereto;

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5.1.16. All proceeds, products, additions and accessions (including insurance proceeds) of the Property, as defined and referred to in subparagraphs 5.1.1 through 5.1.15 above;

5.1.17. All funds in or to be credited to the Production Bank Account into which the proceeds of all Loans made hereunder shall be or shall have been credited;

5.1.18. All machinery, electrical and electronic components, equipment, fixtures, furniture, office machinery, vehicles, trailers, implements and other tangible personal property of every kind and description now owned or hereafter acquired by Borrower and used or useful in connection with the Property (including, without limitation, all wardrobe, props, mikes, scenery, sound stages, movable, permanent or vehicular dressing rooms, sets, lighting equipment, cameras and other photographic, sound recording and editing equipment, projectors, film developing equipment and machinery) and all goods of like kind or type hereafter acquired by Borrower in substitution or replacement thereof, and all additions and accessions thereto (collectively, the “Equipment”) and all rents, proceeds and products of the Equipment including, without limitation, the rights to insurance covering the Equipment;

5.1.19. The following personal property, whether now owned or hereafter acquired: (i) the title or titles of the Property and all of Borrower’s rights to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity or industry practice, and (ii) all inventions, processes, formulae, licenses, patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, indicia, corporate and Borrower names, business source or business identifiers and renewals and extensions thereof, domestic and foreign, whether now owned or hereafter acquired, and the accompanying good will and other like business property rights relating to the Property, and the right (but not the obligation) to register claims under trademark or patent and to renew and extend such trademarks or patents and the right (but not the obligation) to sue in the name of Borrower or in the name of Bank for past, present or future infringement of trademark or patent;

5.1.20. All Cash and Cash Equivalents of Borrower derived from or relating to the Property and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings which evidence a right to the payment of money and are not themselves security agreements or leases and are of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment whether now owned or hereafter acquired;

5.1.21. All rights in and to the Canadian Tax Credits, the Canadian Tax Credit Rights, and any other film production tax credits, grants, or other similar benefits relating to the Property;

5.1.22. To the extent not included in the items described in subsections 5.1.1 through 5.1.21 above, all accounts, contract rights, general intangibles, documents, instruments, chattel paper, goods, inventory and equipment (as such terms are defined in the PPSA) now owned or hereafter acquired by Borrower, and the proceeds and products thereof.

5.1.23. Notwithstanding anything to the contrary contained in subsections 5.1.1 through 5.1.22 above, there shall be excluded from the Collateral described in this Paragraph 5 the interest of Borrower, whether as owner or lessee, in any property constituting real property under the laws of the jurisdiction in which such property is located.

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Furthermore, Bank acknowledges that Borrower may not own all exclusive rights to the music embodied in the Property and that Borrower’s rights in and to the Approved Screenplays and rights derived from the Approved Screenplays may be subject to certain rights of third parties, including those rights reserved to the authors thereof.

5.2. Assignment of Rights Only. Upon the assignment to Bank for security purposes of all of Borrower’s rights, title and interest in and to the Distribution Agreements, and all other agreements subject to Bank’s security interest hereunder, Bank shall take an assignment only of the benefits of and shall not assume the obligations and liabilities under each such agreement, and Borrower agrees perform or cause to be performed all of Borrower’s obligations under each such agreement, and Borrower shall not be released from such obligations by making such assignment.

5.3. Perfection of Security Interest. Concurrently with the execution of this Agreement, Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank the General Security Agreements, Production Assignment Security Agreements and any and all other instruments which the Bank may request to perfect the Security Interest granted hereunder and to effectuate the purposes and intent hereof.

5.4. Authorization to File Financing Statements. Borrower hereby authorizes the Bank to file all financing statements under the PPSA, and equivalent legislation, in such jurisdictions as the Bank may deem appropriate in order to perfect its Security Interest hereunder.

5.5. Repayment of Indebtedness and Release of Security Interest. Upon repayment in full of the Indebtedness and Borrower’s full and complete performance of its Obligations hereunder, and upon Borrower’s request, the Bank shall release the Security Interest conveyed to the Bank hereunder and shall execute such termination statements, releases of mortgages of copyright and other documents as may be necessary to evidence the same, all without recourse upon or warranty by the Bank and at Borrower’s sole cost and expense. Notwithstanding the foregoing, Borrower’s representations, warranties, agreements and indemnities hereunder shall survive repayment of the Indebtedness. The Borrower shall directs the Bank to deposit any excess cash in its possession following repayment in full of the Indebtedness.

6. REPRESENTATIONS AND WARRANTIES.

In order to induce the Bank to enter into this Agreement, the Borrower agrees, represents and warrants to the Bank as follows (which agreements, representations and warranties shall survive the execution and delivery, and any termination, of this Agreement):

6.1. Organization, Etc. Borrower is a corporation in good standing duly organized under the laws of the province of its incorporation and has the power and authority to own its properties and to transact the business in which it is engaged in all places at which it engages in business. All actions previously taken and agreements previously entered into by Borrower in connection with the Property were duly authorized and constitute Borrower’s actions and obligations. Borrower’s principal place of business and the place where Borrower’s books and records are maintained is at the address set forth herein. Borrower shall notify the Bank immediately of any change of its principal place of business or of the place where its books and records are maintained.

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6.2. Financial Statements. All financial statements, information and other data regarding Borrower furnished to the Bank hereunder, if any, are, in all material respects, accurate and correct as of the date of such statements, the financial statements have been prepared in accordance with the customary standards typically applicable to similar entities in the entertainment industry and accurately represent the financial condition of the persons or companies to whom or which such statements relate. No materially adverse changes have occurred since the dates of such statements. To the best of Borrower’s knowledge, no material liabilities exist, contingent or otherwise, not shown on such financial statements.

6.3. Corporate Power and Authority. Borrower has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to execute and deliver the Notes, and all documents, instruments and agreements to be executed and delivered by Borrower hereunder, and has taken all action necessary to authorize the execution and delivery of this Agreement, the borrowing hereunder and the execution and delivery of the Notes, and the other Loan Documents.

6.4. Agreement, Loan Documents, Notes and Related Agreements Authorized. The execution, delivery and performance of this Agreement, the Related Agreements and the Notes and the payment of principal of and interest on the Loans evidenced thereby, have been duly authorized by Borrower by all necessary action of Borrower’s sole director and shareholder, and do not and will not (i) require the consent or approval of any governmental body or other regulatory authority, (ii) violate any provision of any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower, or (iii) contravene or conflict with any term or provision of Borrower’s by-laws or articles of incorporation; and this Agreement, the Distribution Agreements and each other Loan Document is, and the Notes when delivered will be and constitute, the valid, legal and binding obligations of Borrower, enforceable in accordance with their terms (subject, however, to or limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or affecting creditors rights generally).

6.5. No Pending Legal Actions. There are no actions, suits or proceedings, pending or threatened, against or affecting Borrower before any court or governmental or administrative body or agency which might result in any material adverse change in Borrower’s business, operations, properties or assets or in either Borrower’s condition, financial or otherwise. To the best of Borrower’s knowledge, it is not in default under any applicable statute, rule, order or regulation of any governmental authority, bureau or agency having jurisdiction over it.

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6.6. Valid Security Interest. Upon Bank’s proper perfection of its security interest in and to the Collateral, this Agreement and the applicable Loan Documents create a valid, first priority security interest and lien in and to the Collateral securing the payment and performance of the Obligations to be secured hereby, and all action now required which can be taken by Borrower to perfect Bank’s security interest and lien in and to the Collateral has been or will be taken and completed. Borrower will be the owner of all Collateral whenever acquired or arising free and clear of all liens, charges, encumbrances or restrictions on transfer of any kind and nature except for the Permitted Encumbrances. All rents, royalties and other amounts due and payable by Borrower under contracts, leases, license agreements and other instruments relating to the Collateral, including, without limitation, contracts, leases or agreements relating to the Literary Property, the services of all persons or entities rendering services in connection with the Property, and the furnishing of goods, processing, equipment and materials used in connection with the Property have been paid if due, or will be paid when due, and Borrower is not in default under any such material contract, lease, license agreement or other instrument; and Borrower will appear in, contest and defend against any action or proceeding purporting to affect title to or any other interest in any portion of the Collateral, or the rights or powers of Bank, its successors or assigns, or the right or interest of Bank, legal or beneficial, in any portion of the Collateral; and will pay all reasonable costs and expenses, including costs of evidence of title and reasonable outside attorneys’ fees, in any such action or proceeding in which Bank may appear. Borrower will not sell, offer to sell, hypothecate or otherwise dispose of any Collateral (including proceeds thereof) subject hereto, or any part thereof or interest therein, at any time, except for Permitted Encumbrances or with the prior written consent of Bank.

6.7. Compliance. Borrower will comply with all material laws, rules and regulations relating to, and shall pay prior to delinquency, all license fees, registration fees, taxes, guild or union pension, health and welfare payments, required guild or union residual, supplemental market, reuse and other required payments and assessments, and all other charges including, without limitation, non-governmental levies or assessments, which may be levied upon or assessed against, or which may become security interests, liens or other encumbrances on, the ownership, operation, possession, maintenance, exploitation, exhibition or use of the Collateral, or which create or may create a lien upon the Collateral, or any part thereof.

6.8. Filings. Borrower will execute at Bank’s request and, at Borrower’s expense file and re-file such financing statements, continuation statements, copyright assignments and other documents in such offices as Bank may deem necessary or appropriate and wherever required or permitted by law in order to perfect or preserve Bank’s first priority purchase money security interest in the Collateral and deliver copies of such financing statements, continuation statements, copyright assignments and other documents to Bank, Borrower hereby authorizes Bank to file financing statements and amendments thereto and copyright assignments relative to all or any part of the Collateral where necessary or desirable in Bank’s judgment to perfect or to continue the first priority purchase money security interest granted herein without the signature of Borrower where permitted by law, and agrees to do such further acts and things and to execute and deliver to Bank such additional conveyances, assignments, agreements and instruments as Bank may require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto Bank its rights, powers and remedies hereunder.

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6.9. Inspection of Collateral. Borrower will at all times keep accurate records with respect to the Collateral which are as complete and comprehensive as those customarily maintained by others engaged in the production of first-class theatrical motion pictures, and agrees to make available to Bank or its representatives on Bank’s reasonable request all books, records, contracts, production notes and all other information and data of every kind relating to the Property, the Collateral and the production, distribution or exploitation thereof, and Bank shall have the right to examine such books, records, contracts and other information and to make abstracts therefrom or copies thereof. Borrower further agrees that Bank shall have access, at all reasonable times and upon notice, to any and all of Borrower’s computer hardware or software, whether maintained by Borrower or by third parties on Borrower’s behalf, which pertains to, or reflects, such records. At such time or times as Bank may reasonably request, Borrower will at its cost and expense, prepare a list or lists in such form as shall be satisfactory to Bank, certified by duly authorized officer of Borrower describing in such detail as Bank shall reasonably require, the Collateral, and specifying the location of such Collateral and Borrower’s records pertaining thereto and permit Bank upon reasonable notice to inspect such Collateral or any part thereof at such place as the Collateral may be held or located or at such other reasonable place.

6.10. No Conflict. The execution, delivery and performance of this Agreement, the Distribution Agreements or the other Loan Documents and will not result in a breach of or constitute a default under any material agreement, indenture, loan, credit agreement, lease, undertaking or other instrument to which Borrower is a party or by which it or any of its properties may be bound or affected, and such execution, delivery and performance will not result in or require the creation or imposition of (or the obligation to create or impose) any lien, charge, mortgage, pledge or encumbrance on, or security interest or other charge of any nature upon or with respect to the Collateral or other property of Borrower except for the Permitted Encumbrances.

6.11. Related Agreements. Borrower has obtained and has delivered or will deliver to Bank at closing true and complete fully executed copies of the Related Agreements and all other security documents required hereunder. Each such document, and all other agreements, certificates, exhibits, attachments, instruments and other documents entered into in connection herewith or therewith and which have been delivered or will be delivered to Bank are and will be valid, binding and subsisting agreements. Each has been or will be executed by all parties and all are and will be in full force and effect.

6.12. Canadian Tax Credits.

6.12.1. The Borrower shall take all actions appropriate or required by any applicable governmental authority to qualify for the Canadian Tax Credit Rights in an aggregate amount of not less than amount reflected in the Canadian Tax Credit Estimate. In addition, the Borrower agrees to take all steps to assist the Person designated by the Bank as the Bank’s expert consultant in connection with the Canadian Tax Credits with that Person’s monitoring of the Canadian Tax Credit Rights, which shall be Behind the Scenes Services Inc.

6.12.2. The Borrower shall not file any applications, agreements, instruments or documents pertaining to the Canadian Tax Credit Rights (including without limitation, the CAVCO and OMDC final applications, together with all enclosures, annexes, exhibits and schedules thereto) (collectively, the “Tax Credit Applications”) with any governmental authority, including CRA, CAVCO and OMDC or any governmental agency succeeding to the functions thereof unless and until Borrower shall have first submitted true, complete and correct copies thereof to the Bank for the Bank’s review and approval, and the Bank shall have given its prior written approval thereof, such approval not to be umeasonably withheld or delayed.

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6.12.3. Borrower shall ensure that the Tax Credit Applications submitted to the Bank for the Bank’s prior review and approval (i) include and shall include all of the information, facts, agreements and all other matters of any kind whatsoever which are required to be disclosed and/or provided to any governmental authority with respect to the Borrower and/or the Property qualifying for the Canadian Tax Credit Rights, and (ii) are the complete and final agreement and understanding with respect to the subject matter thereof and there are no other side agreements, written or oral, which amend or affect in any way such Tax Credit Applications.

6.12.4. The Borrower shall not effect any transaction or take any other action which would interfere with the Bank’s rights pursuant to the Canadian Tax Credit Assignments or which would cause the Canadian Tax Credit Rights to be less than amount reflected in the Canadian Tax Credit Estimate; and

6.12.5. The Borrower shall ensure that every person or entity which receives payment for services from the Borrower and then agrees to reinvest all or a portion of such compensation in shares in the capital of the Borrower will declare the full amount of the compensation as income in its tax returns. In the context where the entity receiving the compensation is a corporation, such entity will pay the full amount of the compensation to the individual providing services in respect of the Property, who will then declare such amounts as income on their tax returns.

6.13. Claims. To the best of Borrower’s knowledge, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or any investigation of the affairs of Borrower (or any Affiliate thereof) or any of its shareholders, directors, officers, properties or rights which, if adversely determined, would materially affect (a) the ability of Borrower, to perform its obligations concerning the production and exploitation of the Property as contemplated hereby (including, but not limited to, the ability of Borrower to perform its obligations under the Distribution Agreements or to conduct its business substantially as being conducted on the date hereof), (b) the financial condition of Borrower (c) the security interests granted to Bank hereunder and under any of the other Loan Documents, or (d) the Collateral; nor is Borrower in default with respect to any material judgment, writ, injunction, decree, rule or regulation of any court or governmental instrumentality or other agency which might materially impair the rights of Borrower to carry on its business substantially as now being conducted or which might materially adversely affect the financial condition of Borrower.

6.14. Operations of Borrower. Borrower has not been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such Collateral or the business or operations of Borrower.

6.15. Disclosure. None of the statements, representations or warranties made by Borrower in this Agreement or any of the other Loan Documents, as of the respective dates of such statements, representations and warranties, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.

6.16. Breach of Related Agreements. Borrower is not in material uncured default under the Related Agreements or any other Loan Document.

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6.17. Rights in the Property and Collateral. Borrower owns all rights in the Property and in the Collateral necessary to enable Borrower to fully perform all of its Obligations, representations, warranties and agreements under this Agreement, the Loan Documents, and the Distribution Agreements. Borrower has acquired, now owns or controls, and will own or control during production of the Property and continuing through satisfaction of all Obligations, all right, title and interest, including copyrights in and to the Property including all right, title and interest necessary to make, distribute, exhibit and otherwise exploit the Property worldwide, including, without limitation, all necessary rights in the literary, musical or other property or ideas used therein and the right to exhibit the Property in theatres, on television, by means of video cassettes and videodiscs or in any other media or manner contemplated in the Distribution Agreements, subject to the Chain-of-Title Documents, payment of necessary performing rights fees in respect of the music in the Property, the Permitted Encumbrances, and such rights as are granted pursuant to the Distribution Agreements. Any and all material or matter used in or in connection with the Property, including dialogue, characters, titles, episodes and events, shall be original with or owned by Borrower, or in the public domain, and will not, to the best knowledge of Borrower, infringe any copytights, statutory or common law, or, to the best of Borrower’s knowledge, constitute a libel, slander or invasion of privacy of any party, or otherwise infringe on or violate the rights or any other party whomsoever.

6.18. Approved Budget: Screenplay, etc. True and complete copies of the Approved Budget, Approved Cash Flow Schedule, Approved Screenplays and Approved Production Schedule for the Property and, upon request of Bank, any agreements with any Person whose services are a requirement of the Distribution Agreements, certified by an authorized agent of Borrower, have been or will be furnished to Bank. Borrower and any other third party having approval rights with respect thereto have approved the same Approved Budget, Approved Cash Flow Schedule, Approved Screenplays and Approved Production Schedule and Borrower and any other third party having approval rights with respect thereto have approved or will approve all of the same elements with respect to which they have approval rights under the Distribution Agreements, as applicable. The Approved Budget includes provisions for all expenses necessary for the production of the Property and delivery of the Property in accordance with the terms of the Distribution Agreements including, but not limited to, any and all costs of or related to music and the synchronized of the film recording, including all worldwide licenses and rights. The services agreements for services are in full force and effect and (to the knowledge of Borrower) no party to any such agreement is in material default thereunder or has any accrued right of termination thereunder.

6.19. Insurance. Borrower has obtained and, no later than when due, has paid or will pay the premiums for, and shall hereafter maintain in force, such insurance coverage relating to the Property as is required by paragraph 9.17 hereof.

6.20. Principal Place of Business, etc. The chief executive office and principal place of administration and of the business of the Borrower is located in Toronto, Ontario, and the records relating to the respective accounts and contract rights of the Borrower are located at such address. the Borrower has no place of business outside of Toronto, Ontario, except for the production office used while filming in Northern Ontario.

All covenants, agreements, representations and warranties made under this Agreement, the Notes or in any of the other Loan Documents shall survive the execution and delivery of this Agreement, the making of the Loans hereunder, and the execution and delivery of the Notes and shall continue in full force and effect until the full and final payment and performance of all the Obligations of Borrower to Bank under this Agreement, the Notes and all of the other Loan Documents.

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7. CONDITIONS PRECEDENT.

Notwithstanding anything to the contrary contained herein, the Bank shall not be obligated to make any Advances under the Loan unless all of the following conditions have been satisfied at the time of each Advance:

7.1. Chain-of-Title Documents. The Bank has been provided with documentation satisfactory to the Bank and its counsel that: (i) Borrower has the rights in and to the Collateral it purports to have in connection herewith, and (ii) there is a clear chain-of-title with respect to Borrower’s rights in and to the Collateral. In addition, Borrower shall provide the Bank with such other documentation relating to the Property’s chain-of-title as the Bank may reasonably require.

7.2. Required Documents. Borrower has delivered to the Bank the following documents, instruments and agreements in form and substance satisfactory to the Bank and its counsel:

7.2.1. Loan Agreement. This Agreement, duly executed by Borrower;

7.2.2. Notes. The Notes, duly executed by Borrower;

7.2.3. Borrowing Certificate. A Borrowing certificate in the form attached hereto as Exhibit “3”;

7.2.4. General Security Agreement. The General Security Agreement, duly executed by Borrower;

7.2.5. Production Assignment Security Agreement. The Production Assignment Security Agreement duly executed by Borrower;

7.2.6. Guarantees. The Guarantees in favour of the Bank duly executed by each of the Guarantors.

7.2.7. Registration of Bank’s Liens. All appropriate documents evidencing that the Bank’s Security Interest in the Collateral have been duly submitted to and accepted for recordation in all appropriate governmental offices, including pursuant to the PPSA, the United States Registrar of Copyrights and CIPO, accompanied by the required filing fees, or if not yet submitted, are ready to be submitted, and if accompanied by the required fees, will be so accepted;

7.2.8. Title Report & Copyright Filings. A title search report on the Property approved by the Bank and its counsel, which reveals no interest of any Person which is contrary to the rights granted to the Bank hereunder or under any other Loan Document, and copies of the copyright registrations, or the copyright applications accompanied by the required application fee, which have been filed with each of the United States Copyright Office and CIPO, in respect of the Screenplay;

7.2.9. IDWE Investment. Evidence satisfactory to the Bank that the IDWE Investment in the aggregate amount of USD$500,000 have been contributed to the Borrower;

7.2.10. Subordinations. Fully executed copies of the Subordination Agreements;

7.2.11. Operation of Account Agreements. An executed Operation of Account Agreements among Bank, Borrower, and the bank maintaining the Production Bank Account, stating that Bank has a first priority security interest in, to and under all funds deposited in the Production Bank Account.

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7.2.12. Signed Loan Documents. The Bank shall have received this Agreement and the Loan Documents, including all of the items listed in Schedule 1 hereto, together with all exhibits, attachments and supplementary documents which are not elsewhere identified in this paragraph 7, all in form and substance approved by the Bank, and executed by all parties thereto when the nature of such items so requires;

7.2.13. No Breach. The Borrower shall have performed and complied with all covenants, agreements, and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Borrower before or on the Closing Date and all representations and warranties made hereunder and in the other Loan Documents shall be true and correct as of the Closing Date as if made on such date;

7.2.14. No Default. No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to the Loans to be made on such date;

7.2.15. No Actions. There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower pending or threatened before any court, governmental agency, or arbitrator that might reasonably be expected to have a material adverse effect upon the business; operations, property, prospects or condition (financial or otherwise) of the Borrower or upon the creditworthiness of the Borrower or that purport to affect the legality, validity, or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and, upon request, the Bank shall have received a certificate of the Borrower ’ s chief executive officer to such effect;

7.2.16. Tax Credit Estimate. As of the Closing Date, the Canadian Tax Credit Estimate is not less than CDN$9,058,835;

7.2.17. Distribution Agreements. Receipt of the fully executed Distribution Agreements including for greater certainty, each of the Netflix DTP,[the IDWE A&D] and the NOHFC Direction;

7.2.18. PPSA Reports. Reports acceptable to the Bank confirming that there are no filings of record which indicate that another Person has rights or a Security Interest in the Co!lateral (other than as expressly provided for herein) which would be inconsistent with the Security Interest granted to the Bank hereunder;

7.2.19. Insurance Binder. An insurance binder with respect to the insurance coverages required to be obtained and maintained pursuant to paragraph 9.17 hereof, and including certificates reflecting the Bank being named as loss payees or additional insured thereunder as required pursuant to paragraph 9.17 hereof.

7.2.20. Opinion of Counsel. Favourable opinions from Borrower’s independent legal counsel;

7.2.21. Articles of Organization. Borrower’s articles of incorporation, together with a certificate of the date of filing thereof and a letter of good standing from the appropriate authorities in the province of Borrower’s incorporation;

7.2.22. Borrower Resolutions. Certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, as well as all of the transactions contemplated thereby, and such other documents relating thereto as the Bank may reasonably request,

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7.2.23. Costs and Expenses. Payment of all of the Bank’s costs and expenses, including, without limitation, all of the Bank’s legal fees, with such fees to be reviewed by Borrower;

7.2.24. Guild Intercreditor Agreement. An intercreditor or subordination agreement, in form and substance acceptable to the Bank, duly executed by all applicable guilds to whom a security interest in the Collateral, if any, has been granted, pursuant to which such guild(s) subordinates its security interest in the Collateral to the Bank’s Security Interest; and

7.2.25. Additional Documents. Any such additional documents, instruments or agreements that the Bank may reasonably require to effectuate the purposes of this Agreement.

The acceptance by the Borrower of any Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions to the making of such Loans set forth in Paragraph 7.2 have been satisfied, with the same effect as delivery to the Bank of a certificate signed by the president and chief financial officer of the Borrower, dated the Closing Date, to such effect.

7.3. Hedge Agreement. Concurrent with closing, the Borrower agrees to into one or more Hedge Agreements as may be reasonably required by the Bank.

7.4. Event of Default. At the time of each disbursement or Advance under the Loan, no Event of Default, and no condition, event or act which, with notice or lapse of time, or both, would constitute an Event of Default hereunder, shall exist.

7.5. Representations and Warranties. All of Borrower’s representations and warranties herein, or otherwise made in writing in connection herewith, shall be true and correct with the same effect as though the representations and warranties had been made on the date of each Advance under the Loan.

7.6. Corporate; Legal Proceedings. All corporate and legal proceedings, and all documents, instruments and agreements executed or to be executed in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Bank and its counsel.

7.7. Borrower’s Financial Condition. The Bank’s obligation to make any Advances under the Loan shall be subject to there not having occurred any material adverse change in Borrower’s financial condition at the time the Bank is to make any Advances under the Loan.

7.8. New Litigation and Changes in Pending Litigation. Borrower shall have disclosed to the Bank in writing all pending or (to the best of Borrower’s knowledge) threatened litigation, arbitration proceedings or governmental proceedings against Borrower where the amount in controversy is equal to or greater than Ten Thousand Dollars ($10,000.00) or where injunctive relief is sought against Borrower. In addition, Borrower shall have disclosed all material developments which have occurred in any such litigation, arbitration proceedings or governmental proceedings which, in the Bank’s opinion, are likely to materially adversely affect Borrower’s financial position or business, or impair Borrower’s ability to perform its obligations under this Agreement or the Notes.

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7.9. Advances Subsequent to Closing Date. The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in subparagraphs 7.9.1 and 7.9.2, with the same effect as the delivery to the Bank of a certificate signed by the president and chief financial officer of each of the Borrower, dated the date of such extension of credit, stating that:

7.9.1. The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date;

7.9.2. No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

7.9.3. Since the Closing Date, there shall have occurred no material adverse change in the property, business, operations, or condition (financial or otherwise) or prospects of the Borrower (and upon request the Bank shall have received a certificate of the Borrower’s chief executive officer to such effect)

8. PRODUCTION, COMPLETION, DELIVERY AND DISTRIBUTION

8.1. Budget: Cash Flow; Screenplay: Production Schedule. The Borrower hereby represents and warrants that:

8.1.1. True and complete copies of the Budget, the Approved Cash Flow Schedule, the Approved Screenplays, and the Approved Production Schedule and, upon request of the Bank, any agreements with any Person whose services are a requirement of any such agreements, have been or will be furnished to the Bank.

8.1.2. The Borrower and any other Person having approval rights with respect thereto have approved the Budget, Approved Cash Flow Schedule, Approved Screenplays;

8.1.3. The Budget includes provisions for all expenses necessary for the production of the Delivery Items in accordance with the terms of this Agreement, the Distribution Agreements, including, but not limited to, any and all costs of music, including all worldwide licenses and rights; and

8.1.4. The service agreements for the Property are in full force and effect and (to the knowledge of the Borrower) no party to any such agreement is in material default thereunder or has any accrued right of termination thereunder.

8.2. Production.

8.2.1. The Borrower shall produce the Property and the Delivery Items in accordance with the Budget, the Approved Screenplays, the Approved Production Schedule, the Final Cast List and the Approved Cash Flow Schedule, and in a manner consistent with the provisions of this Agreement, the Distribution Assignments, the eligibility requirements of the Canadian Tax Credit Rights. The Borrower shall not make or permit to be made any material changes, modifications, or revisions the Budget, the Approved Screenplays, the Approved Production Schedule, or the Approved Cash Flow Schedule without the express written authorization of the Bank.

8.2.2. The Borrower shall not make any change in the Budget that would increase, in the aggregate, the amount thereof or any other changes therein without the prior written approval of the Bank and any other Person having approval rights with respect to such changes.

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8.2.3. The Borrower shall cause the Property and the Delivery Items, as appropriate, to strictly conform to all of the technical and non-technical specifications set out in the Distribution Agreements.

8.2.4. The Borrower shall commence principal photography for the Property by no later than July 6, 2018.

8.3. “Stop Date”: Contingent Compensation: Fees.

8.3.1. The Borrower represents, warrants, and covenants, that no actor shall be granted a “stop date” (as that term is understood in the motion picture industry) in connection with such actor’s engagement for the Property.

8.3.2. The Borrower shall not enter into any agreement to pay any Person from the Collateral Proceeds, any residuals, profit participations, deferred compensation, contingent compensation, whether computed on the basis of the Collateral Proceeds, net receipts from exploitation of the Property, or otherwise (whether in a fixed amount or computed on a percentage basis), unless all such payments are subordinated and subject to the rights of the Bank under the Loan Documents and the Borrower shall not pay any such payments from the Collateral Proceeds until all Obligations have been satisfied in full. The Bank shall not have any obligation to pay any such payments to any Person.

8.4. Performance and Amendment of Agreements, Etc.

8.4.1. The Borrower shall effect Delivery to the Distributors. The Borrower shall fully perform all of its obligations under the Distribution Agreements, and shall enforce all of its rights and remedies thereunder as it deems appropriate in its business judgment; provided, however, that the Borrower shall not take any action or fail to take any action with respect to the Distribution Agreements, or the Completion Agreement which would result in a waiver or other loss of any material right or remedy of the Borrower thereunder. Under no circumstances shall the Bank be obligated to effect Delivery to the Distributors.

8.4.2. The Borrower shall not without the Bank’s prior written approval, modify, amend, supplement, compromise, satisfy, release, terminate, or discharge the Distribution Agreements, the Completion Agreement, or any collateral securing the same, any Person liable directly or indirectly with respect thereto, or any agreement relating to the Completion Agreement, or the Distribution Agreements or the collateral therefor. Without limiting the generality of the foregoing, the Borrower shall not, without the Bank’s prior written consent, amend or modify in any way the amount or payment due date(s) or the conditions of payment pursuant to the Distribution Agreements.

8.5. Enforcement of Agreements.

8.5.1. The Borrower shall notify the Bank in writing, promptly after the Borrower becomes aware thereof, of any event or fact which could give rise to a breach of the Completion Agreement, or the Distribution Agreements, and shall diligently pursue such right and report to the Bank on all further developments with respect thereto.

8.5.2. Until all Obligations have been indefeasibly paid and performed in full, each of the Borrower shall, at its expense, make collection and take all appropriate legal action necessary to enforce collection, of all payments, receipts and revenues, as and when due, which may be owing under the Distribution Agreements, or from any other Person pursuant to any other agreement entered into by the Borrower with respect to the Collateral, and shall remit all sums so collected to the Collection Account. If the Borrower fail after the Bank’s demand to pursue diligently any right under the Distribution Agreements or any other agreement entered into by the Borrower with respect to the Collateral, or if an Event of Default then exists, the Bank may directly enforce such right in its own or the Borrower’s names, and may enter into such settlements or other agreements with respect thereto as the Bank shall determine.

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8.5.3. In any suit, proceeding, arbitration proceed, or action brought by the Bank under the Distribution Agreements, for any sum owing thereunder or to enforce any provision thereof, the Borrower shall indemnify and hold the Bank harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the Distributors, or other obligor thereunder arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Borrower to or in favour of such obligor or its successors.

9. AFFIRMATIVE COVENANTS.

Borrower hereby covenants and agrees as follows:

9.1. Books and Records. Until the Indebtedness is repaid in full, Borrower shall maintain true, full and complete books and records of Borrower’s financial transactions with respect to the Property in accordance with generally accepted accounting principles in the television and motion picture industry, and shall permit the Bank (or its designee) to examine such books and records at such times during reasonable business hours as the Bank (or its designee) may request and take excerpts therefrom and make copies thereof, provided, however, that the Bank shall give the Borrower not less than ten (10) Business Days prior notice of such required examination. Until such time as the Indebtedness is repaid in full, all such books and records (or duplicates thereof) shall be maintained at Borrower’s principal place of business and shall not be maintained in any other place without the Bank’s prior written consent. The Bank acknowledges that books and records (or duplicates thereof) may be maintained at the location production office during filming of the Property.

9.2. Statements, Etc. Until the Indebtedness is repaid in full, Borrower shall furnish, or cause to be furnished, to the Bank all information in connection with the Property as the Bank may request, including, without limitation, the following:

9.2.1. copies of all statements and other financial information with respect to the Property received by Borrower or any Affiliated Person;

9.2.2. cost reports for the Property on a weekly basis during principal photography, and on a monthly basis thereafter;

9.2.3. sales reports for the Property on a monthly basis, provided, however, that no sales reports shall be furnished to the Bank if there are no sales to report;

9.2.4. copies of all material agreements (executed or otherwise) entered into by Borrower, or on Borrower’s behalf, in connection with the Property, and copies of all correspondence relating thereto; and

9.2.5. summaries of all revenues and income paid and payable to Borrower in connection with the Property.

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9.3. Reconciliation of Statements. Upon the Bank’s reasonable request, Borrower shall promptly furnish to the Bank a reconciliation of information concerning any discrepancy with respect to any item in any summary or statement of revenues paid and payable by Borrower or any other Person, and Borrower further agrees that, if the Bank, in its good faith business judgment, believes that an Event of Default may have occurred, the Bank shall have the right to appoint an accountant to prepare such information as the Bank may require, the reasonable fees and expenses of such accountant to be borne and paid by Borrower.

9.4. Notice of Legal Proceedings. Borrower shall promptly give the Bank written notice of all litigation, proceedings, controversies (which in any way may adversely affect the Bank’s rights and Security Interest hereunder or under any of the documents referred to herein) or claims materially affecting, the Property, eligibility of the Canadian Tax Credits, or any of Borrower’s rights with respect thereto, and, where applicable, Borrower shall appear in and defend any and all such actions and proceedings and shall obtain and furnish to the Bank from time to time, upon demand, all instruments, agreements, financial statements, documents, releases and subordinations of claims or liens as the Bank may require, consistent with this Agreement, to maintain the priority of the Bank’s Security Interest under this Agreement.

9.5. Corporate Existence. Borrower shall, at all times hereunder, maintain its corporate existence.

9.6. Security Interest. Maintain the security interests created pursuant to this Agreement and the other Loan Documents with respect to the Collateral at all times in place and perfected, with first priority in favour of Bank. Borrower shall not directly or indirectly create, incur or suffer to exist, and shall promptly discharge or cause to be discharged, any other mortgage, pledge, lien, charge, security interest or other encumbrance on or with respect to the Collateral other than the Permitted Encumbrances.

9.7. Foreign Exchange. Borrower assumes all risks associated with exchange rate fluctuations between the Canadian currency, the US currency, Euros and any other currency. Without limiting the generality of the foregoing, Borrower assumes the risk that (i) to the extent that any of the costs of production of the Property are to be paid in Canadian dollars, the Loan proceeds may be inadequate to pay all of the costs of production of the Property due to changes in the exchange rates between the Canadian dollar and the US dollar, or currency which are to be used to pay the costs of production of the Property, (ii) to the extent that any Person makes payment to Lender in a currency other than US dollars, the total of all payments made to Lender in connection with the Property may not be sufficient to repay the Indebtedness in full, and (iii) the value of the Canadian dollar or the US dollar, as applicable (depending on which currency is to be used to pay costs of production of the Property or to repay the Indebtedness) may decline relative to the other currency. In connection with the foregoing, Borrower hereby authorizes Lender to purchase forward foreign exchange contracts in Borrower’s name, at such times and in such amounts as Lender shall determine in its sole discretion, in order to mitigate the impact of any potential currency fluctuations. Borrower agree to indemnify Lender against all losses, costs and expenses associated with its purchase of forward foreign exchange contracts pursuant to this paragraph, including, without limitation, any and all so-called “breakage” costs in the event Lender is unable or determines that it is not in Lender’s best interests to deliver the currency required to be delivered pursuant to, and in the amount specified, in any such forward foreign exchange contract. All losses, costs and expenses for which Borrower is required to indemnify Lender pursuant to this paragraph shall constitute part of the Indebtedness for all purposes hereunder.

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9.8. Costs and Expenses. Whether or not the Bank actually makes the Loan contemplated hereunder, Borrower shall pay all of the Bank’s reasonable actual third party out-of-pocket costs and expenses (including, without limitation, the Bank’s reasonable outside attorneys’ fees) incurred in connection with this Agreement and the Property, including, without limitation, all reasonable costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents referred to herein or the Bank’s enforcement of its rights hereunder or in connection with the realization upon any Collateral. Such costs and expenses (including, without limitation, court costs and reasonable outside attorneys’ fees) shall constitute Advances hereunder (which may exceed the Commitment Amount) and shall be secured and recoupable and shall bear interest in the same manner as provided for in paragraph 2, above; provided, however, that Borrower shall pay any reasonable outside attorneys’ fees, court costs and out-of-pocket expenses incurred by the Bank in connection with this Agreement or the Property immediately upon demand by the Bank. At the Bank’s election, the Bank shall have the right (and is hereby authorized by Borrower) to make additional Advances under the Loan for the repayment to the Bank of all such amounts.

9.9. Taxes and Other Liabilities. Borrower shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or upon its income or profits or upon any of its properties, and all its other liabilities at any time existing.

9.10. Canadian Tax Credits. On a timely basis, take all appropriate actions required by any applicable governmental authority to qualify for the Canadian Tax Credits in an aggregate amount of not less than the amount reflected in the Tax Credit Estimate.

9.11. Tax Returns: Prepare and file the Borrower’s federal and provincial income tax returns on a timely basis in respect of any taxation year for which the Canadian Tax Credits may be claimed and provide the Bank with copies of all such tax returns and all related filings, as well as copies of all Notices of Assessment, Notices of Reassessment and all similar documents issued by the government in relation to the Borrower’s tax returns and the Canadian Tax Credits. Without limiting the generality of the foregoing, Borrower shall provide copies of all of its tax returns to Bank on a timely basis and in any event not later than 60 days after filing of such documents.

9.12. Compliance. Borrower shall comply with all laws, rules and regulations relating to, and shall pay prior to delinquency all license fees, registration fees, taxes, guild or union pension, health and welfare payments, supplemental market, reuse and other required payments and assessments, and all other charges, including without limitation non-governmental levies or assessments, which may be levied upon or assessed against, or which may become security interests, liens or other encumbrances on, the ownership, operation, possession, maintenance, exploitation, exhibition or use of, the Collateral, or which create or may create a lien upon the Collateral, or any part thereof. Borrower shall pay prior to delinquency all required guild or union residual payments arising with respect to the Property.

9.13. Informational Covenants. Furnish or cause to be furnished to Bank such information relating to the production of the Property, business, properties, condition, operations and affairs of the Borrower, financial or otherwise, as Bank may reasonably request from Borrower from time to time.

9.14. Indemnity. Borrower shall, at all times, defend, indemnify and hold the Bank and its shareholders, officers, directors, employees, representatives and agents harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including, without limitation, reasonable outside attorneys’ fees), costs, settlements, judgments or recoveries arising out of or resulting from (i) any breach of any of Borrower’s representations, warranties, agreements or covenants made herein, (ii) any suit or proceeding of any kind or nature whatsoever against the Bank arising from or connected with the transactions contemplated by this Agreement or any of the documents, instruments or agreements to be executed pursuant hereto or any of the rights and properties assigned to the Bank hereunder (except those arising due to the Bank’s gross negligence or wilful misconduct), or (iii) any suit or proceeding that the Bank may in good faith deem necessary or advisable to institute, in the name of the Bank, Borrower or any of them, against any other Person for any reason whatsoever to protect the Bank’s rights hereunder, all of which shall be charged to and paid by Borrower and shall be secured by the Bank’s Security Interest in the Collateral.

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9.15. Further Assurances. If the Bank requests, Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank the documents referred to in paragraph 6 hereof and such further instruments, documents and agreements as the Bank may reasonably require, and shall do, or cause to be done, such further acts as the Bank may reasonably require to carry out or effectuate the purposes of this Agreement and enable the Bank to exercise its rights and remedies hereunder . If Borrower fails to execute or deliver to the Bank any such further instruments, documents or agreements within five (5) Business Days after the Bank’s request therefor, then the Bank is hereby appointed as Borrower’s irrevocable attorney-in-fact, with full power of substitution and with the right, but not the obligation, to do any and all acts and things necessary to execute, acknowledge and deliver any and all such further instruments, documents or agreements, in Borrower’s name and on Borrower’s behalf, which appointment shall be deemed to be a power coupled with an interest and shall be irrevocable. If the Bank executes any instruments, documents on Borrower’s behalf pursuant to this Section 9.15, the Bank will provide Borrower with a copy of each such executed instrument, document or agreement within a reasonable period of time after the Bank’s execution thereof.

9.16. Notice of Events of Default. Borrower shall give the Bank prompt written notice of all Events of Default under any of the terms or provisions of this Agreement and of any changes in management, litigation, or of any other matter which has resulted in or may result in a materially adverse change in Borrower’s financial condition or operations.

9.17. Insurance. At all times until the Obligations are paid in full, at its sole cost and expense, maintain insurance against loss or damage to the Collateral with responsible and reputable insurance companies or associations satisfactory to Bank in such amounts and covering such risks as are customarily covered in the film and television industry.

Without limiting the generality of the foregoing, the Borrower shall: (i) maintain customary “entertainment package” insurance coverage; (ii) maintain errors and omissions insurance, covering, among other things, the legal liability and defense of the Borrower against lawsuits alleging the unauthorized use of title, format, ideas, characters, plots, plagiarism, copyright infringement and unfair competition, and protect against alleged libel, slander, defamation of character and invasion of privacy. The errors and omissions policy shall be in a minimum amount of $3,000,000 per occurrence and $5,000,000 in the aggregate, with a deductible of not more than $10,000, and a period of coverage of not less than three (3) years from the date of the first Advance (plus such longer periods as such coverage is required to be in effect pursuant to any distribution agreement); and (iii) comprehensive general liability insurance covering the Borrower against, among other things, all claims for bodily injury, personal injury or property damage which may arise in connection with the Property, including, without limitation, coverage for all owned, non-owned and hired vehicles (both on and off camera) with a minimum liability limits of $1,000,000.

All such insurance policies covering the Collateral shall name Borrower as named insured and shall name Bank as additional insured loss/payee without Bank being liable for premiums or other costs or expenses. Each such policy shall bear a standard first mortgagee endorsement in favour of Bank and shall provide for all losses to be paid to Borrower, and for losses to be adjusted with the insurer by Borrower; provided, however, that, if the insurer shall have received written notice from Bank that an Event of Default has occurred and is continuing unremedied, any such payment for loss or destruction of or damage to the Collateral shall be paid directly to Bank and any such adjustments shall be made solely by Bank. All such insurance payments received by Bank while an Event of Default shall have occurred and be continuing unremedied shall be held or applied by Bank as provided in the last paragraph of this paragraph 9.17.

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Borrower shall furnish to Bank concurrently herewith insurance certificates, in form and substance satisfactory to Bank and its counsel, evidencing compliance by Borrower, with the terms of this paragraph 9.17.

If, at the time, there are any Obligations outstanding and unpaid, then at least thirty (30) days prior to the expiration of each such policy, Borrower shall furnish Bank with evidence satisfactory to Bank of the payment of premium and the reissuance of a policy continuing insurance in force as required by this Agreement. All such policies or certificates shall contain a provision that such policies will not be cancelled or materially amended (including any reduction in the scope or limits of coverage), without at least thirty (30) days’ prior written notice by such insurer to Bank. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Bank the policies of insurance required by this paragraph 9.17 Bank may, but shall not be obligated to, procure such insurance or single interest insurance for such risks covering the Bank’s interest, and Borrower will pay all premiums thereon promptly upon demand by Bank, together with interest thereon at the rate then applicable to the Loans made to Borrower hereunder from the date of expenditure by Bank until reimbursement by Borrower.

All policies of insurance required to be furnished by Borrower pursuant to this paragraph 9.17 shall have attached thereto a Bank’s loss payable endorsement or its equivalent, or a loss payable clause acceptable to Bank, Borrower shall observe and comply with the requirements of all policies of insurance required to be maintained in accordance with this Agreement and shall so perform and satisfy the requirements of the companies writing such policies so that at all times companies of good standing satisfactory to Bank shall be willing to write and to continue such insurance.

Upon request by Bank, Borrower shall furnish Bank a certificate of an officer of Borrower containing a detailed list of the insurance policies of Borrower required by or referred to in this paragraph 9.17 then outstanding and in force. All insurance money received by Bank shall be held by Bank to secure the performance by Borrower of its Obligations under this Agreement and the other Loan Documents.

10. NEGATIVE COVENANTS.

10.1. Written Consent. Borrower hereby covenants and agrees that, as long as this Agreement is in effect and until Borrower’s obligations to the Bank hereunder are fully discharged, Borrower will not, without first having procured the Bank’s written consent:

10.1.1. terminate, amend, alter or modify, or consent to or permit the termination, amendment, alteration or modification of the Distribution Agreements or any other agreement referred to herein or secured by the Bank’s Security Interest hereunder in any manner, or enter into any other agreement, that would adversely affect or lessen any of the rights granted to the Bank under this Agreement, or under any instruments, documents or agreements executed by Borrower in connection herewith;

10.1.2. wind up, liquidate or dissolve its affairs, or sell, lease, license, transfer, or otherwise dispose of or grant an interest in a11 or a substantial part of the Collateral or its other properties (other than the Permitted Encumbrances) and assets or change its corporate or trade name.

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10.1.3. amend, alter, supplement, renew, replace, terminate or modify (or consent to such amendment, alteration, supplementation, renewal, replacement, termination or modification of) the Distribution Agreements, or the Completion Agreement, or enter into or do any of the foregoing with respect to any other agreement, that would materially adversely affect or lessen any of the rights granted to the Bank under this Agreement, the other Loan Documents or under any instruments, documents or agreements executed by Borrower.

10.1.4. Deposit or place any Physical Properties of the Property in the possession of any laboratory, special effects studio, sound studio, other processing or storage entity or any bailee without first obtaining and delivering to Bank a fully executed laboratory pledgeholder agreement substantially in the form of the Laboratory Pledgeholder Agreement.

10.1.5. Consolidate with or merge into any other Person or entity.

10.1.6. Move its chief executive office from Toronto, Ontario, or conduct any production activities with respect to the Property or maintain any physical properties of the Property in any location outside of Toronto, Ontario.

10.2. Use of Funds. Borrower shall not use any funds disbursed by the Bank under the Loan for any purpose or thing other than for payment of the direct Property production costs and expenses as set forth in the Budget, payment of the interest up to the amount of the Interest and Cost Reserve, payment of the Loan Fee and those additional costs set out in this Agreement.

11. EVENTS OF DEFAULT.

11.1. Specified Events of Default. Each of the following hereby constitutes and is referred to herein as an “Event of Default”:

11.1.1. Failure to Pay. Borrower’s failure to make (or cause to be made) any payments due to the Bank hereunder when the same are due;

11.1.2. Breach or Default or Agreement or Related Agreements. Borrower’s default in the due and timely observance or performance of the material terms, provisions, covenants, conditions, agreements or obligations contained in this Agreement, the Notes, the Distribution Agreements, or in any other agreement relating to the Loan or the Property which would adversely affect the validity, perfection or priority of the Bank’s Security Interest in the Collateral, or the value of the Collateral or the Notes;

11.1.3. Breach of Covenant, Representation or Warranty. Borrower’s failure to perform or observe, in a due and timely manner, any of the other material terms, provisions, covenants, conditions, agreements or obligations contained herein or in any other agreement, contract, indenture, document or instrument executed, or to be executed, by Borrower in connection with this Agreement or pursuant hereto (i.e., other than those subject to the immediately preceding subparagraph 11.1.2);

11.1.4. False Statements. The material falsity of any financial statement given to the Bank by Borrower, or of any representation or warranty made by Borrower in writing in connection with this Agreement or in connection with the instruments, documents and assignments to be executed by Borrower pursuant hereto;

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11.1.5. Third Party Default. The default by any third party in such party’s observance or performance of any material term, covenant, condition, warranty or representation made or agreed to in any agreement referred to herein that, in the Bank’s good faith business judgment, would adversely affect or lessen any of the rights granted to the Bank under this Agreement, or under any instruments, documents or agreements executed by Borrower in connection herewith;

11.1.6. Suspension of Business. The suspension by any of Borrower of its respective business operations which suspension would in any way materially and adversely affect the Bank’s rights and Security Interest hereunder or under any documents referred to herein;

11.1.7. Execution. The issuance or levy of any warrant of attachment, execution or other writ on the proceeds payable pursuant to any agreement referred to herein or secured by the Bank’s Security Interest, if any such attachment, execution or other writ remains undischarged and unstayed for a period in excess of forty-five (45) days or Borrower fails to post (or cause to be posted) an indemnity bond for the maximum liability pursuant to any such attachment, execution or other writ;

11.1.8. Bankruptcy or Insolvency. if Borrower: (i) becomes insolvent or is unable to pay its debts as they mature (including, without limitation, Borrower’s failure to pay the Indebtedness), (ii) makes an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets, (iii) files a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors, (iv) files an answer admitting the jurisdiction of any court and the material allegations of an involuntary petition filed pursuant to any provincial law of Ontario or federal law of Canada relating to bankruptcy or reorganization, (v) joins in any such petition for an adjudication or for a reorganization or other arrangement, (vi) becomes or is adjudicated a bankrupt, (vii) applies for or consents to the appointment of a receiver or trustee for itself or for any of its properties, assets or business, (viii) allows an order to be entered against it pursuant to any provincial law of Ontario or federal law of Canada relating to bankruptcy or reorganization, (ix) allows a receiver or a trustee to be appointed otherwise than on its own application or consent for all or a substantial part of its properties, assets or business, and any such receiver or trustee is not discharged within forty-five (45) days after the date of such appointment;

11.1.9. Material Adverse Change. A material adverse change occurs in Borrower’s financial condition, properties or prospects or ability to repay the Loan;

11.1.10. Abandonment of Property. The abandonment of the production of the Property;

11.1.11. Lawsuits. any lawsuit or lawsuits are filed on behalf of one or more trade creditors against Borrower in an aggregate amount of $10,000.00 or more in excess of any insurance coverage;

11.1.12. Final Judgments. If a final judgment or judgments for the payment of money in excess of $10,000.00 is entered or affirmed by a court against Borrower or any Affiliated Person (but only to the extent that such a judgment against an Affiliated Person adversely affects the Bank’s rights and Security Interest hereunder or under any documents referred to herein) from which no further appeal may be taken, and Borrower or the Affiliated Person does not discharge the same or provide for its or their discharge in accordance with its or their terms or procure a stay of execution thereof within forty-five (45) days from the date of entry thereof;

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11.1.13. Related Agreements. If any of the following occurring which would have a materially adverse impact on Bank’s rights or remedies: this Agreement, the Related Agreements or any other instrument delivered hereunder or thereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect, or shall be declared to be null and void; or the validity or enforceability thereof shall be contested by any party thereto other than Bank, or any party other than Bank shall deny that it has any further obligation thereunder, hereunder or under any other Loan Documents or under any other instrument delivered hereunder or thereunder;

11.1.14. Federal Tax Credits. In respect of the Federal Tax Credit: (i) any branch of the Canadian federal government, including the CRA or CAVCO, announces that the Federal Tax Credit (x) is no longer available, (y) is only available at a percentage of labour expenditures less than the current percentage or (z) refuses to issue Borrower any certificate necessary for Borrower to claim the Federal Tax Credit, such as a Part B Certificate; or (ii) Borrower incurs or is otherwise subject to any tax liability that will have the effect of making the actual proceeds of the Federal Tax Credit less than the estimated proceeds of the Federal Tax Credit set out in the Tax Credit Estimate, unless waived by Bank;

11.1.15. Ontario Tax Credits. In respect of the Ontario Tax Credits: (i) any branch of the Ontario government, including CRA or OMDC, announces that the Ontario Tax Credits (x) are no longer available, (y) is only available at a percentage of labour expenditures less than the current percentage or (z) refuses to issue to Borrower any certificate necessary for Borrower to claim the Ontario Tax Credits; or (ii) Borrower incurs or is otherwise subject to any tax liability that will have the effect of making the actual proceeds of Ontario Tax Credits less than the estimated proceeds of the Ontario Tax Credits set out in the Tax Credit Estimate, unless waived by Bank;

11.1.16. Lien Priority. Bank fails to have an enforceable first lien (except for any prior liens to which Bank has consented in writing, including the Permitted Encumbrances) on or security interest in any property given as security for this loan, including a Prior Preferred Claim.

1 1.2. Remedies. Upon the occurrence of any of the Events of Default set forth in paragraph 11.1, above, all Indebtedness shall immediately become due and payable. At the Bank’s option, upon the occurrence of any other Event of Default, and at any time thereafter if such Event of Default is continuing, the Bank shall have the following additional remedies:

11.2.1. unless such Event of Default is cured within the time period (if any) provided for hereunder, the Bank may terminate the Bank’s obligation to make and further Advances hereunder and the Bank may, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, call the Indebtedness due and payable, if not otherwise then due and payable (anything herein or in the Notes or other agreement, contract, indenture, document or instrument to the contrary notwithstanding) and the Maturity Date shall be accelerated accordingly;

11.2.2. Bank may require Borrower to assemble the Collateral and make it available to Bank at a place or places to be designated by Bank;

11.2.3. Bank may, in its sole discretion, in its name or in the name of Borrower demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement reasonably deemed desirable with respect to any of the Collateral, but shall be under no obligation so to do. Bank shall consult with Borrower with regard to such matters, provided that in all cases Bank’s decision shall be final. Bank may extend the time of payment, arrange for payment in instalments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting the liability of, Borrower, Bank will not be required to take any steps to preserve any rights of or against any party which in any way relate to the Collateral. If Borrower fails to make payment or take any action required under the Agreement, any other Loan Document, the Distribution Agreements, the Bank may make such payments and take all such actions as Bank reasonably deems necessary to protect Bank’s security interests in the Collateral and/or the value thereof, and Bank is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any encumbrances, charges or liens which in the good faith judgment of Bank appear to be equal to, prior to or superior to the security interests of Bank in the Collateral;

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11.2.4. Bank may, without notice or demand or legal process, enter upon any premises, or wherever any portion of the Collateral may be, and take possession of the Collateral together with all additions and accessories thereto, demand and receive such possession from any person who has possession thereof, remove, keep and store the Collateral or any portion thereof, or put a custodian in charge thereof, and take such other measures as it reasonably may deem necessary or proper for the care or protection thereof;

11.2.5. Bank may, with or without taking possession thereof, sell or cause to be sold, at such price or prices as Bank, in its sole and absolute discretion, shall determine, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any public or private sale, without demand of performance or notice of intention to sell or of time or place of sale; provided, however, that unless the Collateral in Bank’s possession is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Bank shall give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if notice of the sale or other intended disposition is delivered or mailed, by registered mail, postage prepaid, to Borrower as set forth in this Agreement or such other address as Borrower may by notice have furnished Bank in writing for such purpose, at least ten (10) Business Days prior to the time of such sale or other intended disposition. Such purchaser at any such sale (including, if applicable, Bank) shall hold the property sold absolutely free from any claim or right of whatever kind including any equity of redemption and Borrower hereby waives, to the extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may have at any time in the future under any rule of law or statute now existing or hereafter enacted. Any public or private sale of the Collateral or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as Bank may fix in the notice of such sale. At any such sale, the Collateral, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Bank may (in its sole discretion) determine and, if permitted by law, Bank may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for and purchase the Collateral or any portion thereof for the account of the Bank. Bank shall not be obligated to make any sale of the whole or any part of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given. Bank may by announcement at the time and place fixed for sale, without prior notice or publication, adjourn any public or private sale of the Collateral or cause the same to be adjourned from time to time, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Bank until the sale price is paid by the purchaser or purchasers thereof, but Bank shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice;

11.2.6. Any laboratory which has possession of any of the Collateral is hereby constituted and appointed by Borrower as pledgeholder for the Bank and Bank may authorize each such pledgeholder to sell all or any portion of the Collateral upon the order and direction of Bank, and Borrower hereby waives any and all claims for damages, or otherwise, for any action taken by such pledgeholder. Pursuant to this subsection, Bank, Borrower and Laboratory concurrently herewith are entering into the Laboratory Pledgeholder Agreement of even date herewith;

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11.2.7. Bank shall be entitled to the appointment of a receiver to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver, and Borrower, to the fullest extent permitted by law, hereby waives notice and the right to receive notice of any application by Bank for such appointment; provided, however, that Bank shall endeavor to send Borrower s courtesy notice of such application although the failure to send such notice shall not affect Bank’s rights under this section or elsewhere hereunder and provided further that, notwithstanding any such application or appointment, Bank shall be entitled to apply, without notice to Borrower, any cash or cash items constituting Collateral in the possession of Bank to payment of Borrower’s, Obligations under this Agreement, the Notes and the other Loan Documents;

11.2.8. Bank may, but shall not be obligated to, take over the production of the Property. If Bank takes over production of the Property, Bank may do any or all of the following: substitute personnel, cut, edit, score and make such changes in the Property as it may desire, subject to any third party contracts and rights thereunder, and/or abandon production of the Property; in any such event, Bank shall be free of any obligation to make any payment of any fee payable to Borrower or any Affiliate in connection with the production of the Property. Borrower hereby agrees to waive any right to claim that it sustained any loss or damage by reason or as a result of any action taken by Bank pursuant to this subsection other than Bank’s actions constituting gross negligence or intentional misconduct;

11.2.9. Upon any sale of any item of Collateral by Bank hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of Bank or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of such item or items of Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Bank or such officer or be answerable in any way for the misapplication or non-application thereof;

11.2.10. Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, including amounts in the Production Bank Account, any certificate of deposit, and any other Indebtedness at any time owing by Bank or the holder of the Notes to or for the credit or the account of Borrower against any and all of the then-due (including, but not limited to those due by reason of acceleration) Obligations of Borrower now or hereafter existing under this Agreement, the Notes or any other Loan Document, irrespective of whether or not Bank or such holder of the Note shall have made any demand under this Agreement, the Notes or any other Loan Document. Bank agrees promptly to notify Borrower after any such setoff and application. The rights of Bank under this subsection are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have; and/or

11.2.11. The Bank may pursue the remedies afforded to it hereunder (including, without limitation, pursuant to paragraph 11.4, below) or under any of the documents executed in connection herewith, or any other remedy afforded to it by law or equity, and the Bank may, at its option, do and perform all other acts and things necessary for the proper preservation and protection of the Bank’s rights hereunder, with respect to the Property (and the receipts therefrom) or pursuant to any agreement secured by the Bank’s Security Interest hereunder, all at Borrower’s cost and expense, which costs shall be recoupable by the Bank and secured as provided in paragraph 8.8 hereof; and

11.2.12. the Bank may, at its option, engage others to exercise or discharge any of its rights or obligations hereunder. The amounts payable to such others by the Bank shall be recoupable by the Bank and secured as provided in paragraph 8.8 hereof.

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11.3. Cure Period. With respect to the Events of Default set forth in paragraphs 11.1.1, 11.1.2, 11.1.3, 11.1.5, 11.1.6, 11.1.9, 11.1.12, 11.1.13, and 11.1.16 above, to the extent that any such Event of Default is capable of being cured, Borrower shall have a period of three (3) business days after receipt of written notice of such Event of Default within which to cure any such Event of Default. At the Bank’s sole and exclusive option, upon the occurrence of any other Event of Default, and at any time thereafter, the Bank may permit Borrower to cure such Event of Default, but the Bank shall have no obligation to do so. If Borrower is permitted to cure any such Event of Default, as provided herein, and Borrower effectuates such cure within the time period permitted by the Bank, then the Interest Rate shall not be increased to the Overdue Rate as a result of such Event of Default.

11.4. Attorney-in-Fact. Should an Event of Default occur hereunder, Borrower hereby irrevocably designates, constitutes and appoints the Bank as its true and lawful attorney-in-fact with full power of substitution and with full and irrevocable power (which power shall be deemed coupled with an interest), in Borrower’s place and stead and in either Borrower’s or the Bank’s name, at any time: (i) to lease, license, sell or otherwise dispose of any rights Borrower may have in or to the Canadian Tax Credits; (ii) to require, demand, collect, receive, settle, adjust, compromise and to give acquittances and receipts for the payment of any and all monies payable pursuant to any agreements as the Bank has a Security Interest; (iii) to file any claims or proofs of claim, to commence, maintain or discontinue any actions, suits or other proceedings deemed by the Bank advisable for the purpose of collecting or enforcing payment of any such monies; (iv) to endorse any checks, drafts or other orders or instruments for the payment of monies payable to Borrower which shall be issued in respect of such monies; (v) to execute any and all such instruments, agreements or documents as may be necessary or desirable in the premises; and (vi) to apply any receipts so derived as provided herein. However, the Bank shall not be obligated to make any demand or present or file any claim or take any action authorized hereby. If the Bank requests, Borrower shall deliver to the Bank all materials, books, records, documents and things of any nature required by the Bank in the exercise of its rights hereunder. Thereafter, unless the Bank requests Borrower to do otherwise, Borrower shall continue to perform, and such other Persons shall continue to be obligated to perform, their respective obligations in accordance any agreements entered into by them prior thereto and all other agreements thereafter entered into by the Bank pursuant hereto.

12. MISCELLANEOUS.

12.1. Notices. All notices, requests, demands or other communications to the parties hereto shall be in writing and shall be deemed to have been received by the party to which sent within one (1) Business Day after being sent by telecopy or overnight courier, on the same day the email was sent if the email was sent during business hours in the recipient’s country, otherwise on the next Business Day, provided always that the notice shall be deemed not given if a failure notice is generated by the sender’s computer (if delivered by email), or three (3) Business Days after being sent by mail, and shall be addressed to the Bank or Borrower, as the case may be, at their respective addresses shown on the first page of this Agreement. A courtesy copy of each notice sent by Borrower to the Bank shall be sent to Dentons Canada LLP, 77 King Street West, Suite 400, TD Centre, Toronto, Ontario, M5K 0A1, Attention: Ken Dhaliwal.

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12.2. No Waiver; Amendments in Writing. Except as expressly provided herein to the contrary, no failure of, nor any delay on the part of, the Bank or Borrower in exercising any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, preclude any other or further exercise thereof, or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision. All rights and remedies provided herein are cumulative and not exclusive of any rights or remedies otherwise provided by law or at equity. No amendment to, or modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall be effective unless in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

12.3. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against Borrower arising out of or relating to this Agreement, the Notes or any other Loan Document or obligation may be brought in any provincial or federal court of competent jurisdiction in the Province of Ontario, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other obligations referred to above. Borrower and the Bank hereby agree to waive their respective rights to a jury trial with respect to any claim or cause of action based upon or arising out of this Agreement, or any of the Loan Documents, or any dealings between them relating to the subject matter of this loan transaction and the Bank/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower and the Bank each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Borrower and the Bank further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement, the Loan Documents, or to any other documents or agreements relating to the Commitment.

12.4. Successors and Assigns. The Bank may assign any or all of its rights and obligations hereunder without Borrower’s consent or notice to Borrower (although the Bank will endeavour to provide notice of any such assignment to Borrower but shall not be obligated to do so); provided, however, that, unless otherwise instructed by the Bank in writing, Borrower shall continue to make all payments due hereunder directly to the Bank. Borrower may not assign any of its rights or obligations hereunder without the Bank’s prior written consent and any purported assignment shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of Borrower and its permitted successors and assigns and the Bank and its successors and assigns.

12.5. Severability. In the event any one or more of the provisions hereof is found to be invalid, illegal or unenforceable in any respect, such provision shall be curtailed and limited only to the extent necessary to bring it within legal requirements, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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12.6. Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the documents executed concurrently herewith shall be construed in accordance with and be governed by the laws of the province of Ontario and the federal laws of Canada applicable therein

12.7. Entire Agreement: Counterparts. This Agreement, the Notes and the documents, instruments and agreements delivered (or to be delivered) pursuant hereto shall constitute the entire agreement between the parties hereto with respect to the Loan and shall supersede all other agreements written or oral with respect thereto. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. A signed and delivered facsimile copy of this Agreement, or a signed copy transmitted electronically in either a tagged image format file (TIFF) or a portable document format (PDF), shall be binding on the party signing the facsimile or electronically transmitted copy, and such copy shall have the same effect as the original. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

12.8. Section Headings.. The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

12.9. Further Assurances. At any time or from time to time upon the request of Bank, Borrower will duly execute and deliver, or cause to be executed and delivered, at the cost and expense of Borrower, such further documents and do such other acts and things as Bank may reasonably request in order to effect fully the purposes of this Agreement, the Notes and the other Loan Documents and to provide for the payment and performance of the Obligations of Borrower in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

12.10. Further Documents. Each of the parties hereto shall execute such further documents, not inconsistent herewith, as may be necessary to effectuate the terms and provisions hereof.

12.11. No Third Party Beneficiaries. This Agreement is not made for the benefit of any third party or parties.

12.12. Screen Credit. The Bank shall receive credit on all positive prints of the Property in the end titles in the form: “Production Financing Provided By Bank Leumi USA, (special thanks to David Henry)”. The size and position of such credit shall be determined by Borrower in the exercise of its reasonable discretion. No casual or inadvertent failure of Borrower or any failure of any third party to accord such credit shall be deemed a breach hereof.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HIGH PARK / V-WARS PRODUCTIONS INC.			BANK LEUMI USA

By:	/s/ Eric Birnberg		By:	/s/ G de Chalendar
	Name:	Eric Birnberg		Name:	G de Chalendar
	Title:	President and Secretary		Title:	SVP

			By:	/s/ David K. Henry
				Name:	David K. Henry
				Title:	First Vice President

Signature Page to Loan and Security Agreement

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EXHIBITS AND SCHEDULES TO

LOAN AND SECURITY AGREEMENT

EXHIBIT 1	Defined Terms
EXHIBIT 2a	US Dollar Promissory Note
EXHIBIT 2b	Canadian Dollar Promissory Note
EXHIBIT 3	Borrowing Certificate
EXHIBIT 4	Notice of Conversion/Continuation
EXHIBIT 5	Financing Plan

SCHEDULE 1	List of Closing Documents

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EXHIBIT “1”

Defined Terms

1.1.	“Advances” has the meaning specified in paragraph 2.1 hereof.

1.2.	“Affiliated Person” means any Person which directly or indirectly controls, is controlled by or is under common control with Borrower. For the purposes of this definition, “control” (including with corresponding meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.3.	“Agreement” means this Loan and Security Agreement, as amended, supplemented, modified or restated from time to time after the Closing Date.

1.4.	“Approved Budget” means the final budget for the Property, dated June 12, 2018 identified as such in writing by the Borrower and all third Persons having approval rights with respect thereto.

1.5.	“Attorney Costs” means the fees for legal services incurred by Dentons Canada LLP, the external legal counsel engaged by the Bank in connection with this transaction and the US counsel engaged by Dentons Canada LLP for that purpose, plus all actual, out of pocket costs and expenses incurred by such counsel.

1.6.	“Approved Cash Flow Schedule” means the final cash flow schedule for the Property June 12, 2018, identified as such in writing by the Bank and all third Persons having approval rights with respect thereto.

1.7.	“Approved Production Schedule” means the final production and post-production schedule(s) for the Property dated June 4, 2018, identified as such in writing by the Bank, the Borrower and all third Persons having approval rights with respect thereto.

1.8.	“Approved Screenplays” means, collectively, the screenplays, for the first season of the television series presently entitled “V-Wars”, Canadian Copyright Office registration number to be provided upon receipt identified as such in writing by the Borrower and all third Persons having approval rights with respect thereto, subject to (a) such minor changes or variations as may be necessitated by the exigencies of production, and other minor changes that do not in any event materially alter the story line thereof, or the nature of the characters described therein, or the Budget or Approved Production Schedule, and (b) such changes, modifications, and revisions to the Approved Screenplays that are authorized in writing by the Borrower.

1.9.	“Bank” means Bank Leumi USA.

1.10.	“Borrower” means High Park/ V-Wars Productions Inc., a corporation incorporated under the laws of the Province of Ontario.

1.11.	“Borrowing Certificate” means the certificate substantially in the form attached hereto as Exhibit “3”.

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1.12.	“Business Day” means: (a) any day (other than a Saturday, Sunday or a Jewish High Holy Day) on which commercial banks are open for general business in the City of Los Angeles and Toronto, Canada; and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR or LIBOR Loans, any day that is a Business Day pursuant to clause “(a)” above and that is also a day on which trading is carried on by and between banks in the London interbank market.

1.13.	“Canadian Prime Rate” “Canadian Prime Rate” shall mean the Canadian prime rate of interest published in “Money Rates” column or section of The Wall Street Journal (Western Edition) (“WSJ”), as such rate exists from time to time. In the event two prime rates are published, the higher rate shall be used. In the event the WSJ ceases to publish the Canadian Prime Rate, the Bank, in its reasonable judgment, may substitute any similar index for the Canadian Prime Rate. Any change in the Canadian Prime Rate shall take effect on the date of publication in the WSJ. Each determination of the Canadian Prime Rate by the Bank shall be conclusive and final in the absence of manifest error.

1.14.	“Canadian Prime Rate Margin” means one percent (1% ).

1.15.	“Canadian Tax Credits” means, collectively, the Federal Tax Credits and the Ontario Tax Credits.

1.16.	“Canadian Tax Credit Assignment” means the tax credit assignment agreements in respect of the Canadian Tax Credits, dated concurrently herewith, from the Borrower to the Bank, in a form approved by the Bank.

1.17.	“Canadian Tax Credit Estimate” means, as of any date of determination, a good faith written estimate, as determined from time to time by a Person approved by the Bank, of the CDN$ amount of the Canadian Tax Credits which amount shall be no less than CDN$9,058,835, based upon the currency exchange rate agreed between the Borrower and the Bank at closing, accompanied by a list of the assumptions used in preparing the estimate, manually signed by the individual(s) who prepared the estimate.

1.18.	“Canadian Tax Credit Rights” means the Borrower’s right to any film production tax credits or other similar benefits relating to the Property pursuant to: (i) Federal Tax Credits; and (ii) the Ontario Tax Credits.

1.19.	“CDN$” means the legal currency of Canada.

1.20.	“CAVCO” means the Canadian Audio Visual Certification Office.

1.21.	“Chain of Title Documents” means, collectively, the documents identified in paragraph 7.1.

1.22.	“Closing Date” means the date upon which all conditions precedent set out herein have been satisfied and the Bank makes its first advance hereunder.

1.23.	“Collateral” has the meaning specified in paragraph 5.1 hereof.

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1.24.	“Collateral Proceeds” means whatever is acquired or paid to or derived by or payable directly and indirectly to the Borrower and to its Affiliates on account of the sale, lease, licensing, exchange, distribution, exploitation, or other disposition of the Property and any other item of Collateral, including, without limitation, money, royalties, fees, commissions, charges, payments, proceeds of any letter of credit, advances, income, profit and other forms of payment, proceeds of any insurance for any of the Collateral, and any sums payable to the Borrower under the Distribution Agreements.

1.25.	“Commitment Amount” means the aggregate of the Facility A Commitment Amount and the Facility B Commitment Amount.

1.26.	“Copyright Mortgage and Assignment” shall mean a Copyright Mortgage and Assignment from Borrower or any other Person in favour of Bank, in form and substance satisfactory to Bank and its counsel.

1.27.	“CRA” means Canada Revenue Agency.

1.28.	“Default Rate” means a per annum interest rate at all times equal to the sum of the otherwise applicable interest rate plus three percent (3%).

1.29.	“Delivery” means making available to the Distributors of the required Delivery Items on or before the applicable delivery date, all in accordance with the subject Distribution Agreement.

1.30.	“Delivery Items” means, collectively, the delivery items required to be delivered to the Distributors pursuant to the Distribution Agreements.

1.31.	“Distribution Agreements” means, collectively: (i) the Netflix License Agreement; and (ii) IDWE Distribution Agreement; and (iii) the High Park Distribution Agreement

1.32.	“Distributors” means, collectively: (i) Netflix; (ii) IDWE and; (iii) High Park.

1.33.	“Event of Default” has the meaning specified in paragraph 11.1 hereof.

1.34.	“Facility A Borrowing Base Amount” means an amount equal to the sum of (i) the Facility A Receivables Value as of the date the Facility B Borrowing Base Amount is calculated.

1.35.	“Facility A Commitment Amount” means the amount of USD$14,962,908.

1.36.	“Facility A Current Availability Amount” means the Facility A Maximum Availability Amount less the Facility A Outstanding Principal Balance, as of the date the Facility A Current Availability Amount is calculated.

1.37.	“Facility A Maximum Availability Amount” means with respect to Facility A, the lesser of USD$ l 4,962,908 or the Facility A Borrowing Base Amount as of the date the Facility A Maximum Availability Amount is calculated.

1.38.	“Facility A Outstanding Principal Balance” means an amount equal to the total of all Advances under Facility A less an amount equal to all payments made with respect to Facility A; provided, however, that in no event can the Facility A Outstanding Principal Balance be less than zero (0).

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1.39.	“Facility A Receivables Value” means the value, as determined by the Bank, of all net amounts which are contractually obligated to be paid to Borrower pursuant to the Netflix License Agreement and IDWE Agreement, which payment obligations are either unconditional or subject only to normal delivery requirements, and which are determined by the Bank to be payable and collected, as of the date the Facility A Receivables Value of an agreement is determined.

1.40.	“Facility B Borrowing Base Amount” means an amount equal to the sum of the Facility B Receivables Value plus (ii) 90% of the Canadian Tax Credit Estimate less the amount of any Tax Credits which have been paid, in each case as of the date the Facility B Borrowing Base Amount is calculated.

1.41.	“Facility B Commitment Amount” means the amount of CDN$1 l,152,952.

1.42.	“Facility B Current Availability Amount” means the Facility B Maximum Availability Amount less the Facility B Outstanding Principal Balance, as of the date the Facility B Current Availability Amount is calculated.

1.43.	“Facility B Maximum Availability Amount” means with respect to Facility B, the lesser of CDN$1 l,152,952 or the Facility B Borrowing Base Amount as of the date the Facility B Maximum Availability Amount is calculated.

1.44.	“Facility B Outstanding Principal Balance” means an amount equal to the total of all Advances under Facility B less an amount equal to all payments made with respect to Facility B; provided, however, that in no event can the Facility B Outstanding Principal Balance be less than zero (0).

1.45.	“Facility B Receivables Value” means the value, as determined by the Bank, of all net amounts which are contractually obligated to be paid to Borrower pursuant to the NOHFC Contribution Agreement, which payment obligations are either unconditional or subject only to normal delivery requirements, and which are determined by the Bank to be payable and collected, as of the date the Facility B Receivables Value of an agreement is determined.

1.46.	“Federal Tax Credit” means either (a) the refundable income tax credit known as the “Canadian Film or Video Production Tax Credit”, established pursuant to the Income Tax Act (Canada), R.S.C. 1985 (5th supp.) c.l, and the regulations promulgated thereunder, in respect of the Property or (b) in the event that the Property and/or the Borrower are not eligible for such tax credit, any other tax credit established pursuant to such act in respect of the Property.

1.47.	“Final Cast List” means the final cast for the Property indicated as such in writing by the Bank, Distributors, and any third Person having approval rights with respect thereto.

1.48.	“General Security Agreement” means the general security agreement executed by the Borrower in favour of the Bank;

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1.49.	“Guarantees” means, collectively, the guarantees executed by each of the Guarantors in favour of the Bank;

1.50.	“Guarantors” means, collectively, High Park, IDWE and IDWM;

1.51.	“Hedge Agreement” shall mean (a) any agreement, arrangement, device or instrument designed or intended to protect or manage exposure to fluctuations in interest rates, dollar-denominated or cross currency interest rate exchange agreements, currency exchange rate agreements, interest rate cap or collar protection agreements or interest rate options, puts and warrants and so-called “rate swap” and “hedging” agreements; and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

1.52.	“Hedge Obligations” means for any Person, any and all obligations of such Person, whether direct or indirect, absolute or contingent, and whether monetary or otherwise, at any time created, arising or existing, evidenced or acquired (including all renewals, extensions, modifications and amendments thereof and all substitutions therefore), in respect of any Hedge Agreement, including without limitation, any amounts owing in connection with the early termination thereof and interest and fees that accrue after the commencement by or against such Person of any insolvency proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding or subject to an automatic stay under Section 362(a) of the United States Bankruptcy Code.

1.53.	“Holdback” means a holdback in the amount of CDN$3,000,000 in respect of Facility B which shall be held back until such time as the Bank has received the NOHFC Contribution Agreement and the NOHFC Direction;

1.54.	“High Park” means High Park Entertainment Inc.;

1.55.	“High Park Distribution Agreement” means the distribution agreement dated as of February 6, 20 I 8, as amended as of May 7, 2018, between Borrower and High Park for the territory of Canada;

1.56.	“IDWE” means IDW Entertainment LLC;

1.57.	“IDWM” means IDW Media Holdings, Inc., a Delaware corporation;

1.58.	“IDWE Distribution Agreement” means the distribution agreement dated as of October 30, 2017 between High Park and IDWE for the territory of the world excluding Canada, as amended as of November 25, 2017, as further amended as of May 7, 2018 between High Park and IDW.

1.59.	“IDWE A&D” means a payment direction dated June , 2018 from High Park to IDWE;

1.60.	“IDWE Investment” means the aggregate amount of USD$500,000 which amount advanced to the Borrower in connection with the financing of the Property.

1.61.	“Indebtedness” means all of Borrower’s monetary obligations to the Bank hereunder, under the Note and under the other documents, instruments and agreements to be executed by Borrower pursuant hereto, including, without limitation, all Advances extended to Borrower hereunder, interest thereon, and all fees, costs and expenses Borrower is obligated to pay the Bank hereunder or thereunder.

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1.62.	“Interest Period” means, as to any LIBOR Loan, the period commencing on the funding date of an Advance or on the date such Advance is conve1ied into or continued as a LIBOR Loan, and ending on a date which is one (1), three (3) or six (6) months thereafter, provided, that: (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iv) the Borrower may not select an Interest Period for any LIBOR Loan, which Interest Period expires later than the Maturity Date; and (v) there shall be no more than six (6) Interest Periods in effect at any one time.

1.63.	“Interest Rate” is the rate of hereof interest applicable to Advances as set out in Article 3 hereof.

1.64.	“Interest and Cost Reserve” means the sum set out in subparagraph 3.4, as reduced from time to time in accordance with the terms hereof.

1.65.	“Jewish High Holy Day” means Jewish New Year (Rosh Hashanah) and the Day of Atonement (Yorn Kippur).

1.66.	“Laboratory” shall collectively mean: Post Production North Inc.; and (ii) Urban Post Production (Toronto), and any other laboratories approved by Bank which have entered into a Laboratory Pledgeholder Agreement.

1.67.	“Laboratory Pledgeholder Agreement(s)” shall mean that certain Laboratory Pledgeholder Agreement, of even date herewith, among Laboratory, Borrower, Bank and any other such agreements entered into in respect of the Property in form and substance satisfactory to Bank and its counsel.

1.68.	“LIBOR” means for any Interest Period for LIBOR Loans, the rate of interest per annum (rounded to the nearest whole multiple of 11100th of 1.0%) equal to the quotient of the following (a) the LIBOR Base Rate divided by (b) one minus the Reserve Requirement.

1.69.	“LIBOR Base Rate” means the one (1), three (3) or six (6) month London Interbank Offered Rate (LIBOR) for Dollars as published in the “Money Rates” column of WSJ. If WSJ publishes more than one Libor Base Rate, then the term “Libor Base Rate” shall mean the higher or highest of such indices. If WSJ publishes a retraction or correction of the Libor Base Rate, then the term “Libor Base Rate” shall mean the Libor Base Rate reported in such retraction or correction. In no event shall the Libor Base Rate be less than zero.

1.70.	“Libor Based Interest Rate” means that the interest payable hereunder on the applicable Advances is calculated based on the Libor Base Rate.

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1.71.	“LIBOR Loans” means, collectively, the portion of the Loan on which interest is calculated based on LIBOR.

1.72.	“LIBOR Margin” means two and one-half percent (2.50%).

1.73.	“Loan” has the meaning specified in recital D.

1.74.	“Loan Documents” means this Agreement, the Notes and each and every document, instrument and agreement required to be delivered hereunder or thereunder or contemplated hereby or thereby, including without limitation, this Agreement, the Notes, the Laboratory Pledgeholder Agreement( s), the Copyright Mortgage and Assignment, the Chain-of-Title Documents, the Distribution Agreements, the Guarantees, the Canadian Tax Credit Assignments, the Canadian Tax Credit Estimate, all Hedge Agreements and any amendments, supplements, modifications, extensions, renewals and replacements to any such documents together with all exhibits, attachments, certificates and other documents related thereto or entered into in connection therewith.

1.75.	“Loan Fee” has the meaning specified in paragraph 2.2 hereof.

1.76.	” Maturity Date” has the meaning set forth in paragraph 2.6.4 hereof.

1.77.	“Netflix” means, collectively Netflix, Inc. and Netflix Global, LLC.

1.78.	“Netflix License Agreement” means the agreement between High Park, IDWE and Netflix dated as of March 1, 2018 as amended May 7, 2018.

1.79.	“Netflix DTP” means the direction to pay among, Netflix, the Borrower, the Bank dated as of ●, 2018.

1.80.	“NOHFC” means the Northern Ontario Heritage Fund Corporation;

1.81.	“NOHFC Contribution Agreement” means the contribution agreement between NOHFC and Borrower dated June , 2018.

1.82.	“NOHFC Direction” means the authorization, direction and postponement payment agreement between the Borrower, NOHFC and the Bank dated June , 2018.

1.83.	’‘Notes” means the promissory notes to be made and delivered by Borrower to the Bank pursuant to paragraph 2.6.1 hereof.

1.84.	“Notice of Conversion/Continuation” Conversion/Continuation in the form attached hereto as Exhibit 4.

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1.85.	“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and indebtedness owing by the Borrower to the Bank, whether or not arising under this Agreement or any of the other Loan Documents, including without limitation, all Hedge Obligations whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Bank in the Borrower’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any other Loan Document.

1.86.	“Ontario Tax Credits” means, collectively, (a) the refundable income tax credit known as the “Ontario Film and Television Tax Credit”, established pursuant to the Income Tax Act (Ontario), and the regulations promulgated thereunder in respect of the Property; (b) the refundable tax credit known as the “Ontario Computer Animation and Special Effects Tax Credit” established pursuant to the Income Tax Act (Ontario) or (b) in the event that the Property and/or the Borrower are not eligible for such tax credit, any other tax credit established pursuant to such Act in respect of the Property.

1.87.	“OMDC” means Ontario Media Development Corporation.

1.88.	“Operation of Account Agreements” shall mean, collectively, the Operation of Account Agreements, or equivalents, to be executed as of even date herewith by Borrower, Bank and the bank maintaining the Production Bank Account and the tax credit bank account in form and substance satisfactory to Bank and its counsel.

1.89.	“Overdue Rate” has the meaning specified in paragraph Error! Reference source not found. hereof.

1.90.	“Permitted Encumbrances” shall mean: (i) the rights of Bank under this Agreement and the other Loan Documents, (ii) the rights granted to Distributors under the Distribution Agreements, as applicable, which rights shall be subordinate and subject to the rights of Bank under this Agreement and the other Loan Documents, (iii) any applicable guild liens (including, without limitation, any ACTRA, or SAG liens), all of which liens, pursuant to applicable inter-creditor agreements, shall be subordinate and subject to the rights of Bank under this Agreement and the other Loan Documents, (iv) liens, charges or encumbrances of the Laboratory provided for under the Laboratory Pledgeholder Agreement which (A) occur in the ordinary course of making the Property, (B) are for an aggregate amount of not more than $25,000.00 with respect to the Property, and (C) are security for amounts that, at the time the lien is granted; are not yet due and payable or are being contested in good faith, and (v) mechanics, workmen’s, materialmen’s and repairmen’s liens (A) for claims arising in the ordinary course of making the Property, (B) in the aggregate not in excess $50,000.00, and (C) the obligations for which are not in default or are being contested in good faith;. The foregoing definition shall not constitute an acknowledgment by Bank that any of the rights of the third parties referred to therein are equal or senior to the rights of Bank under this Agreement and the other Loan Documents and the parties hereto do not intend by the inclusion of references to various third party agreements in this definition or otherwise to create any third party beneficiary rights herein or under any of the agreements which incorporate this definition by reference.

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1.91.	“Person” means any entity, corporation, company, association, partnership, joint venture, joint stock company, unincorporated organization, trust, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including governmental agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

1.92.	“Production Assignment Security Agreements” means, collectively the film production security agreements to be entered into by the Borrower in favour of the Bank.

1.93.	“Production Bank Account” shall mean, collectively: (i) Account Number ● (united States funds account) in the name of Borrower maintained at Royal Bank of Canada; (ii) Account Number ● (Canadian funds account) in the name of Borrower maintained at Royal Bank of Canada; and (iii) any other account maintained by Borrower into which production funds for the Property are to be advanced and which has been approved by Bank. The proceeds of all Loans made hereunder, except as otherwise provided hereunder, shall first be credited, in accordance with the applicable Borrowing Certificate, into the Production Bank Account and shall be held separate from Borrower’s other funds. The only funds permitted in the Production Bank Account are said Loan proceeds.

1.94.	“Property” shall have the meaning ascribed in in recital A, above.

1.95.	“Prior Preferred Claim” means amounts that a Person must remit to a governmental authority in connection with wages, employee deductions, sales tax, excise tax, income tax, worker’s compensation, government royalties, pension fund obligations, overdue rents or taxes, purchase money security interests and other statutory preferred claims, including “employee source deductions” that a Person may be required to make, including such deductions required by (i) federal and/or provincial income tax, (ii) the Canada Pension Plan, (iii) the Quebec Pension Plan and (iv) Employment Insurance (Canada).

1.96.	“PPSA” means the Personal Property Security Act (Ontario).

1.97.	“Related Agreements” means, collectively any other Loan Document, the Chain of Title Documents, the Distribution Agreements, or any other instrument delivered hereunder

1.98.	“Security Interest” means a security interests in the Collateral and has the meaning given to such terms by the PPSA.

1.99.	“Subordination Agreements” means the subordination agreements, the terms of which have been approved by the Bank, subordinating any Security Interest which any union, guild or other Person may have in the Collateral, to the Security Interest granted hereunder to the Bank, other than the Permitted Encumbrances.

1.100.	“Tax Credit Estimate” means the written opinion letter prepared by accountants acceptable to Bank and addressed to Bank, which opinion relates to the estimated value of the Federal Tax Credit and the Ontario Tax Credits, accompanied by a list of the assumptions used in preparing the estimate, manually signed by the individual or individuals who prepared the estimate and which shall be in the aggregate amount of not less CDN$9,058,835.

1.101.	“US Prime Rate Loans” means, collectively, the portion of the Loan on which interest is calculated by reference to the US Prime Rate.

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